AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 31,1998
                         REGISTRATION NO. 333-64615

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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

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                              AMENDMENT NO. 1
                                     TO
                                  FORM S-3
                        REGISTRATION STATEMENT UNDER
                         THE SECURITIES ACT OF 1933


                        ASSET INVESTORS CORPORATION
           (Exact name of registrant as specified in its charter)


               MARYLAND                               84-1038736
   (State or other jurisdiction of     (I.R.S. Employer Identification Number)
    incorporation or organization)

       3410 SOUTH GALENA STREET                    DAVID M. BECKER
              SUITE 210                        CHIEF FINANCIAL OFFICER
        DENVER, COLORADO 80231                      AND SECRETARY
            (303) 614-9400                     3410 SOUTH GALENA STREET
   (Address, including zip code and                    SUITE 210
      telephone number, including                  DENVER, COLORADO 80231
      area code, of registrant's                      (303) 614-9400
     principal executive offices)        (Name, address, including zip code,
                                           and telephone number, including
                                           area code, of agent for service)

                                  COPY TO:
                             MICHAEL V. GISSER
                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                           300 SOUTH GRAND AVENUE
                       LOS ANGELES, CALIFORNIA 90071
                               (213) 687-5000

      Approximate Date of Commencement of Proposed Sale to the Public:
From time to time after this Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If the Form is filed to register additional securities for an offering pursuant to Rule 464(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.




                                 PROSPECTUS
                        ASSET INVESTORS CORPORATION
                                $200,000,000
                              DEBT SECURITIES
                              PREFERRED STOCK
                                COMMON STOCK
                                  WARRANTS


      Assets Investors Corporation, a Maryland corporation ("AIC"), may offer from time to time (i) senior, senior subordinated or subordinated debt securities (the "Debt Securities") consisting of debentures, notes and/or other unsecured evidences of indebtedness, (ii) shares of preferred stock, par value $.01 per share (the "Preferred Stock"), (iii) shares of its Common Stock, par value $.01 per share (the "Common Stock"), and (iv) Warrants to purchase Debt Securities, Preferred Stock or Common Stock, as shall be designated by AIC at the time of the offering (the "Warrants"). The Debt Securities, the Preferred Stock, the Common Stock and the Warrants are collectively referred to as the "Securities" and will have an aggregate initial offering price of up to $200,000,000. The Securities may be offered separately or together (in any combination) and as separate series, in any case, in amounts, at prices and on terms to be determined at the time of sale.

      The form in which the Securities are to be issued, and the terms of such Securities, including without limitation, their specific designation, aggregate principal amount or aggregate initial offering price, maturity, if any, rate and times of payment of interest or dividends, if any, redemption, conversion, exchange and sinking fund terms, if any, voting or other rights, if any, exercise price and detachability, if any, and other specific terms will be set forth in a Prospectus Supplement (the "Prospectus Supplement"), together with the terms of offering of such Securities. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities. The Prospectus Supplement will also contain information, as applicable, about certain material United States Federal income tax considerations relating to the particular Securities offered thereby. The Prospectus Supplement will also contain information, where applicable, as to any listing on a national securities exchange of the Securities covered by such Prospectus Supplement.

      The Securities may be offered directly through agents designated from time to time by AIC, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such Securities.

      In addition, this Prospectus relates to the offer and sale from time to time by certain selling stockholders of up to 1,545,007 shares of Common Stock, as described herein under "Selling Stockholders." AIC will not receive any proceeds from the sale of such shares of Common Stock.

      PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" SET FORTH BEGINNING ON PAGE 10 HEREOF AND IN THE APPLICABLE PROSPECTUS SUPPLEMENT.

                      ------------------------------


  Neither the Securities and Exchange Commission nor any State Securities
   Commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete.
         Any representation to the contrary is a criminal offense.

                      ------------------------------


                             December 31, 1998




      You should rely only on the information contained in or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.




                             TABLE OF CONTENTS
                                                                       Page

THE COMPANY...............................................................1
RISK FACTORS..............................................................2
      Recent Change in Business Strategy:.................................3
      Risks of Acquisition and Development Activities.....................3
      Risks Associated With Debt Financing................................5
      Increases in Interest Rates May Increase our Interest Expense.......5
      Risks of Interest Rate Hedging Arrangements.........................5
      We Depend on Distributions and Other Payments from Our Subsidiaries.6
      Real Estate Investment Risks........................................6
      Possible Environmental Liabilities..................................7
      Laws Benefitting Disabled Persons May Result in Unanticipated
            Expenses......................................................7
      Rent Control Legislation............................................8
      Control and Influence by Directors, Executive Officers
             and Significant Stockholders.................................8
      Changes in Investment and Financing Policies Without Stockholder
            Approval......................................................8
      Dependence on Certain Executive Officers............................9
      Possible Conflicts of Interest; Transactions with Affiliates........9
      Tax Risks..........................................................10
      Possible Adverse Consequences of Limits on Ownership of Shares.....11
      Our Charter and Maryland Law May Limit the Ability of a
             Third Party to Acquire Control of the Company...............11
      Uninsured Loss.....................................................12
      Expenses of Obtaining Additional Management........................12
      Effect of Shares Available for Future Sale on Price of Common
            Stock or Preferred Stock.....................................12
      Effect of Market Interest Rates on Price of Common or
            Preferred Stock..............................................13
      Year 2000 Compliance...............................................13
USE OF PROCEEDS..........................................................13
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES...........................................14
DESCRIPTION OF PREFERRED STOCK...........................................24
DESCRIPTION OF COMMON STOCK..............................................28
DESCRIPTION OF WARRANTS..................................................33
PLAN OF DISTRIBUTION.....................................................35
SELLING STOCKHOLDERS.....................................................37
PLAN OF DISTRIBUTION.....................................................40
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS................................41
OTHER TAX CONSIDERATIONS.................................................59
WHERE YOU CAN FIND MORE INFORMATION......................................59
LEGAL MATTERS............................................................60
EXPERTS..................................................................60






                                THE COMPANY

      AIC is a Maryland corporation that was formed in 1986 and has elected to be treated for United States federal income tax purposes as a real estate investment trust ("REIT"). AIC's Common Stock is listed on the New York Stock Exchange under the symbol "AIC." In May, 1997, AIC transferred substantially all of its assets and liabilities to Asset Investors Operating Partnership, L.P. (the "Operating Partnership") in exchange for a general partner interest in the Operating Partnership, and AIC conducts substantially all of its operations through the Operating Partnership and subsidiary entities thereunder. As of November 30, 1998, AIC held a 76.45% interest in the capital and profits of the Operating Partnership, as its sole general partner.

      AIC, through the Operating Partnership and its other direct and indirect controlled subsidiary entities (collectively, the "Company"), is engaged in the ownership, acquisition, development, management and financing of manufactured home communities. The Company is self-administered and self-managed. As of November 30, 1998, the Company held interests, as owner, ground lessee or mortgage lender (including certain participating mortgages), in 23 manufactured home communities and two recreational vehicle parks consisting of a number of developed homesites, sites ready for homes, sites available for future development and recreational vehicle sites (the "Direct Properties"). In addition, AIC held an interest in an entity that managed ten communities for third party and affiliate owners (such managed communities, the "Managed Properties", and, together with the Direct Properties, the "Properties").

      In addition to its direct and indirect interest in the Properties, the Operating Partnership also owns approximately 27% of the common stock of Commercial Assets, Inc. ("CAX"), a publicly traded Maryland corporation that has elected to be taxed as a REIT. The Operating Partnership also owns the non-voting stock of AIC Manufactured Housing Corp. (together with its subsidiaries, "AICMHC") and Asset Investors Equity, Inc. (together with its subsidiaries, "AIE").

      AIC's headquarters are located at 3410 Galena Street, Suite 210, Denver, Colorado 80231 and its telephone number is (303) 614-9400.


                                RISK FACTORS

      Before you invest in our securities, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the information included in this prospectus before you decide to purchase our securities.

      Some of the information in this prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

RECENT CHANGE IN BUSINESS STRATEGY:

      Until March 1997, we had invested our resources in unrated credit support debt interests in non-conforming residential mortgage loan securitizations known as "non-agency MBS bonds." At that time, we contributed our non-agency MBS bonds to an owner trust in which the Company retained an equity interest. The owner trust sold, for $70,795,000 in cash, privately-placed debt securities representing senior interests in the trust's assets, without recourse to us. We have reinvested the cash proceeds from the resecuritization in equity interests in manufactured housing communities and related assets, which is expected to reduce our current return on assets but also might result in increased opportunities for capital appreciation and reduced portfolio risk.

RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES

      Generally. The selective acquisition, development and expansion of manufactured housing communities is one component of our growth strategy. However, we can make no assurance as to our ability to identify or complete transactions in the future. Although we seek to acquire, develop and expand properties only when such activities are accretive on a per share basis, such transactions may fail to perform in accordance with our expectations. When we develop or expand properties, we are subject to the risks that:

      o     costs may exceed original estimates;

      o projected occupancy and rental rates at the property may not be realized;

      o     financing may not be available on favorable terms;

      o     construction and lease-up may not be completed on schedule; and

      o we may experience difficulty or delays in obtaining necessary zoning, land-use, building, occupancy, and other governmental permits and authorizations.

      We May Have Difficulty Managing Our Rapid Growth. We have grown rapidly. Since beginning to acquire manufactured home communities in May 1997, we have completed numerous acquisition transactions, expanding our portfolio of properties to include, as of November 30, 1998, 23 manufactured housing communities with 4,610 developed homesites, 790 sites ready for homes and 1,960 sites available for development, and 2 recreational vehicle parks with 380 sites. Our acquisitions have included purchases of both properties and participating mortgage interests, where we lend money secured by the underlying property and earn interest on the loan plus a share of either profits or revenues from the properties. Our ability to successfully integrate acquired businesses and properties depends on our ability to:

      o     attract and retain qualified personnel;

      o integrate the personnel and operations of the acquired businesses;

      o     maintain uniform standards, controls, procedures and policies;
            and

      o     maintain adequate accounting and information systems.

      We can provide no assurance that we will be able to accomplish these goals and successfully integrate any acquired businesses or properties. If we fail to successfully integrate such businesses, our results of operations could be adversely affected.

      Management of Expanding CAX Portfolio. We may also have difficulty managing CAX's growth and expanding portfolio of properties. We manage CAX's day-to-day operations and provide investment advisory services in connection with acquisitions pursuant to a management contract between AIE and CAX. We also manage all of CAX's properties pursuant to separate property management contracts with CAX. Since August 1998, CAX has completed a number of acquisitions and, as of November 30, 1998, owns an interest in 6 manufactured housing communities with 640 developed homesites, 20 sites ready for homes and 1,200 sites available for development. Our ability to successfully manage this growing portfolio of properties depends to a large extent on the same factors listed above for managing our own growth and properties. The management of CAX and its expanding portfolio of properties is a growing component of our business, and failure to properly manage these activities could adversely affect our results of operations.

RISKS ASSOCIATED WITH DEBT FINANCING

      Our strategy is generally to incur debt to increase the return on our equity while maintaining acceptable interest coverage ratios. We seek to maintain a ratio of free cash flow to interest expense of at least 2:1. However, our Board of Directors could change this strategy at any time and increase our leverage. Our organizational documents do not limit the amount of debt that we may incur. As part of our strategy, we intend to utilize long-term, fixed-rate, fully amortizing debt. As of November 30, 1998, we had $50.1 million of indebtedness outstanding on a consolidated basis, all of which was secured. The debt is comprised of $40.7 million of non-recourse secured, long-term debt, $8.6 million of secured, short-term debt and a $0.8 million secured, line of credit. We expect to extend the maturity of the $8.6 million loan until it is refinanced with non-recourse secured, long-term financing. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. We are also subject to the risk that our cash flow from operations will be insufficient to make required payments of principal and interest, and the risk that existing indebtedness will not be refinanced or that the terms of any refinancing will not be as favorable as the terms of existing indebtedness. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us. As of November 30, l998, 53% of our real estate and 48% of our total assets were encumbered by debt.

INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE

      As of November 30, 1998, none of our long-term debt and all of our short-term debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow and our ability to service our indebtedness and make distributions.

RISKS OF INTEREST RATE HEDGING ARRANGEMENTS

      From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline. These agreements involve the following risks:

      o interest rate movements during the term of the agreement may result in a gain or loss to us;

      o we may be exposed to losses if the hedge is not indexed to the same rate as the debt anticipated to be incurred; and

      o if the counterparty to the agreement fails to pay, we may incur a loss.

WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES

      All of our properties are owned and all of our operations are conducted by the Operating Partnership and its subsidiaries. As a result, we depend on distributions and other payments from the Operating Partnership in order to satisfy our financial obligations and make payments to our investors. The ability of the Operating Partnership to make such distributions and other payments is dependent upon its earnings and may be subject to statutory or contractual limitations. As an equity investor in the Operating Partnership, our right to receive assets upon its liquidation or reorganization will be effectively subordinated to the claims of its creditors. To the extent that we are recognized as a creditor of the Operating Partnership, our claims would still be subordinated to any security interest in or other lien on its assets and to any of its debt or other obligations that are senior to our interest.

REAL ESTATE INVESTMENT RISKS

      Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditures. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control. Such events or conditions could include:

      o     the general economic climate;

      o competition from other manufactured home communities and alternative housing;

      o local conditions, such as an increase in unemployment or an oversupply of manufactured home sites or a reduction in demand that might adversely affect occupancy or rental rates;

      o increases in operating costs (including real estate taxes) due to inflation and other factors, which may not necessarily be offset by increased rents;

      o changes in governmental regulations and the related costs of compliance;

      o changes in tax laws and housing laws, including the enactment of rent control laws or other laws regulating multifamily housing;

      o changes in interest rate levels and the availability of financing; and

      o     the relative illiquidity of real estate investments.

POSSIBLE ENVIRONMENTAL LIABILITIES

      Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or rededication of certain hazardous substances released on a property. Such laws often impose without regard to whether the owner or operator knew of, or was responsible for, the release of the hazardous substances. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated manufactured home communities and our ability to sell, rent or borrow against contaminated properties. In addition to the costs associated with investigation and rededication actions brought by governmental agencies, the presence of hazardous wastes on a property could result in personal injury or similar claims by private plaintiffs. Various laws also impose, on persons who arrange for the disposal or treatment of hazardous or toxic substances, liability for the cost of removal or rededication of hazardous substances at the disposal or treatment facility. These laws often impose liability whether or not the person arranging for the disposal ever owned or operated the disposal facility.

LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED EXPENSES

      Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A number of additional Federal, state and local laws exist which also may require modifications to our properties or restrict certain further renovations of the properties, with respect to access thereto by disabled persons. For example, the Fair Housing Amendments Act of 1988 (the "FHAA") requires multifamily residential properties first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the ADA or the FHAA could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature, which could result in substantial capital expenditures. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with the ADA and FHAA.


RENT CONTROL LEGISLATION

      State and local rent control laws in certain jurisdictions may limit our ability to increase rents and to recover increases in operating expenses and the costs of capital improvements. Enactment of such laws has been considered from time to time in other jurisdictions. Approximately 75% of the Direct Properties are located, and we may purchase additional properties, in markets that are either subject to rent control or in which rent-limiting legislation exists or may be enacted.

CONTROL AND INFLUENCE BY DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT STOCKHOLDERS

      Members of our management hold in the aggregate approximately 15.4% of the Common Stock (assuming that all of the OP Units they hold are exchanged for shares of Common Stock) and could acquire an additional 12.4% of the Common Stock (giving effect to certain contingent consideration in connection with the acquisition of our REIT advisor and assuming that all contingent OP Units and stock options are exchanged or exercised, as the case may be). In addition, one holder of OP Units, Wilder Corporation of Delaware, holds a number of OP Units which, if exchanged for shares of Common Stock, would result in such holder owning approximately 10.7% of the Common Stock. Accordingly, such persons (assuming conversion of their OP Units, if applicable) may have substantial influence on us, which influence might not be consistent with the interests of other stockholders, and on the outcome of any matters submitted to our stockholders for approval. Although there is no current agreement, understanding or arrangement for these stockholders to act together on any matter, these stockholders could be in a position to exercise significant influence over our affairs if they were to act together in the future.

CHANGES IN INVESTMENT AND FINANCING POLICIES WITHOUT STOCKHOLDER APPROVAL

      Our investment and financing policies, and our policies with respect to certain other activities, including growth, debt, capitalization, distributions, REIT status and operating policies, are determined by the Board of Directors. Although the Board of Directors has no present intention to do so, these policies may be amended or revised from time to time at the discretion of the Board of Directors without notice to or a vote of our stockholders. Accordingly, stockholders have no control over changes in our policies and changes in our policies may not fully serve the interests of all stockholders. DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS

      We are dependent on the efforts of our executive officers, in particular our Chairman and Chief Executive Officer, Terry Considine, our Vice Chairman, Thomas L. Rhodes, and our President and Chief Operating Officer, Bruce E. Moore. The loss of their services could have an adverse effect on our operations. We do not currently have employment agreements with, or maintain or contemplate obtaining any "key man" life insurance on, our executive officers.

      Neither Mr. Considine nor Mr. Rhodes devotes full time to the business of the Company. Both are employed, and have business interests, outside the Company. Mr. Moore devotes substantially all of his time to the business of the Company.

POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES

      We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers and directors and entities in which they own interests. For example, in order to satisfy certain REIT requirements, Messrs. Considine and Rhodes directly or indirectly control our management companies, AICMHC and AIE. AICMHC, through its 50% interest in a subsidiary in which Bruce E. Moore, our President and Chief Operating Officer, owns a minority interest, manages all of our properties and certain third party and affiliate properties as well. AIE manages and provides investment advice to CAX. Although we own a 95% non-voting interest in each of these management companies, we have no control over them or their operations. As a result, the management companies could implement business decisions or policies that are not in our best interests.

      We are in the same business as CAX. So that we may each acquire manufactured housing communities in a manner that will maximize value to our respective stockholders and to avoid the appearance of impropriety, we have agreed with CAX that, until CAX has invested at least $50 million in the acquisition of manufactured housing communities, we will not acquire any additional communities, other than acquisitions in which shares of our capital stock or OP Units constitute a material part of the consideration paid. We have also agreed with CAX that, until CAX has invested substantially all of its assets, including the proceeds of indebtedness equal to at least 50% of the book value of its properties, in the acquisition of manufactured housing communities, we will coordinate with CAX any acquisitions of manufactured housing communities so that we each may meet our investment objectives and we will not acquire any such properties unless the consideration paid consists of either debt proceeds, OP Units, and/or shares of our capital stock.

TAX RISKS

      Adverse Consequences of Failure to Qualify as a REIT. Although we believe that we operate in a manner that enables us to meet the requirements for qualification as a REIT for Federal income tax purposes, no assurance can be given that the Internal Revenue Service ("IRS") will not challenge our qualification.

      Rules regarding REIT qualification are highly technical and complex, and no assurance can be given as to AIC's compliance with these requirements in the past, or its ability to comply in the future. In addition, AIC's ability to qualify as a REIT depends in part upon the actions of third parties over which AIC has no control, or only limited influence. For instance, AIC's qualification depends upon the conduct of certain entities with which AIC has a direct or indirect relationship as a lender, lessor, or holder of a non-controlling equity interest. It also depends upon the qualification of CAX as a REIT, which in turn requires that either (a) certain instruments issued by a trust in which CAX holds an equity interest are treated for federal income tax purposes as indebtedness, or (b) CAX had reasonable cause for any resultant failure to satisfy the gross income requirements applicable to REITs. See "Certain Federal Income Tax Considerations -- Taxation of AIC -- Tax Opinion" and "-- Requirements for Qualification -- Income Tests".

      If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to shareholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. We also could be subject to the Federal alternative minimum tax. Unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved. See "Certain Federal Income Tax Considerations - Taxation of AIC
- Failure to Qualify."

      Effect of Distribution Requirements. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth. See "Certain Federal Income Tax Considerations - Taxation of AIC - Distribution Requirements."

      Possible Legislative or Other Acts Affecting REITs. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the tax law could adversely affect our investors. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax laws applicable to us or our investors will be changed. See "Other Tax Considerations - Possible Legislative or Other Actions Affecting REITs."

      Other Tax Liabilities. Even if we qualify as a REIT, we and our subsidiaries may be subject to certain Federal, state and local taxes on our income and property that could reduce operating cash flow. See "Certain Federal Income Tax Considerations - Taxation of AIC - Taxation of REITs in General."

POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES

      Our Charter limits direct or indirect ownership of our common stock by any single shareholder to 9.8% of the outstanding shares. The Charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. This could happen if a share transaction results in fewer than 100 persons owning all of our shares or in five or fewer persons, applying certain broad attribution rules of the Internal Revenue Code, owning 50% or more of our shares. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, the transfer will be considered null and void and the intended transferee will be deemed never to have had an interest in the shares. The intended transferee may be deemed, at our option, to be acting as our agent in acquiring the shares and to be holding the shares on our behalf. We may redeem any shares owned by you or any other person in excess of the ownership limit at the then current market price for the shares. Upon any such redemption, the affected person shall no longer be entitled to any distributions or other benefits on those shares, except for payment of the redemption price.

OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF THE COMPANY

      Ownership Limit. The 9.8% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our Board of Directors.

      Preferred Stock. Our Charter authorizes our Board of Directors to issue up to 50,000,000 shares of capital stock. As of November 30, 1998, 5,015,594 shares of Common Stock were issued and outstanding. Under the Charter, our Board of Directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as the Board of Directors may determine. The authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our shareholders' best interests.

      Staggered Board. The Board of Directors of the Company has been divided into three classes of directors. The term of one class will expire each year. Directors for each class will be chosen for a three year term upon the expiration of such class's term, and the directors in the other two classes will continue in office. The staggered terms for directors may affect the stockholders' ability to change control of the Company even if a change in control were in the stockholders' interest.

      Maryland Business Statutes. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our shareholders' best interests. The Maryland General Corporation Law restricts mergers and other business combination transactions between us and any person who acquires beneficial ownership of shares of our stock representing 10% or more of the voting power without our Board of Directors' prior approval. Any such business combination transaction could not be completed until five years after the person acquired such voting power, and only with the approval of shareholders representing 80% of all votes entitled to be cast and 66% of the votes entitled to be cast, excluding the interested shareholder. Maryland law also provides that a person who acquires shares of our stock that represent 20% or more of the voting power in electing directors will have no voting rights unless approved by a vote of two-thirds of the shares eligible to vote.

UNINSURED LOSS

      We maintain comprehensive liability, fire, flood (where appropriate), extended coverage, and rental loss insurance with respect to the Direct Properties with policy specifications, limits, and deductibles customarily carried for similar properties. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to earthquakes, riots, or acts of war. Should an uninsured loss occur, we could lose both our investment in and anticipated profits and cash flow from affected Direct Properties.

EXPENSES OF OBTAINING ADDITIONAL MANAGEMENT

      We fill vacant positions or new positions from time to time as vacancies occur or as we determine creation of a new position is prudent. The persons ultimately hired to fill these positions will be integral to our management team. The compensation expense to us will increase as a result of filling these positions.

EFFECT OF SHARES AVAILABLE FOR FUTURE SALE ON PRICE OF COMMON STOCK OR PREFERRED STOCK

      Sales of a substantial number of shares of Common Stock or Preferred Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for shares of Common Stock or future market prices for shares of Preferred Stock. Up to 1,545,007 shares of Common Stock may be sold in the future by certain holders of OP Units (exchangeable for shares of Common Stock). In addition, 3,169,541 shares of Common Stock have been reserved for issuance pursuant to our stock option plans. All such shares may be sold pursuant to registration rights or available exemptions from registration. No prediction can be made regarding the effect that future sales of shares of Common Stock will have on the market prices of shares.

EFFECT OF MARKET INTEREST RATES ON PRICE OF COMMON OR PREFERRED STOCK

      One of the factors that may influence the market price of the Common Stock or Preferred Stock is annual distributions per share. An increase in market interest rates may lead purchasers of shares of Common Stock or Preferred Stock to demand a higher return on their investment, which could adversely affect the market price of the Common Stock or the Preferred Stock.

YEAR 2000 COMPLIANCE

      The Company's hardware and software systems that are critical to its business operations are currently Year 2000 compliant. Upon failure of any system, any data included in critical software (such as rent-rolls and certain record-keeping systems) could be transferred to alternative commercially available software at a reasonable cost to the Company and within a reasonable time period to enable the Company to continue its business operations without any material interruption of or material effect on its business, results of operations or financial condition. In addition, management anticipates that any hardware or software that the Company acquires (including in order to upgrade existing systems) between now and December 31, 1999 will be Year 2000 compliant.

      Management believes that the cost of modification or replacement of its accounting and reporting software and hardware that it is not compliant with Year 2000 requirements will not be material to the Company's financial position or results of operations.


                              USE OF PROCEEDS

      Unless otherwise described in the applicable Prospectus Supplement, AIC intends to use the net proceeds from the sale of the Securities (other than proceeds from the sale by any Selling Stockholder of its shares of Common Stock) for working capital and general corporate purposes, which may include the repayment of outstanding indebtedness, the financing of future acquisitions (which may include real properties, interests therein or real estate-related securities) and the improvement of certain of the Direct Properties. Pending the use thereof, AIC intends to invest any net proceeds in short-term, interest-bearing securities.

      The Selling Stockholders will receive all of the net proceeds from the sale of shares of Common Stock offered by such Selling Stockholders hereby. AIC will not receive any proceeds from the sale of such shares by the Selling Stockholders.


                     RATIO OF EARNINGS TO FIXED CHARGES

      The Company's ratio of earnings to fixed charges for the nine months ended September 30, 1998 was 0.81:1 and for the years ended December 31, 1997, December 31, 1996, December 31, 1995, December 31, 1994 and December 31, 1993 was 20.5:1, 110.9:1, 1.4:1,1.1:1, and 0.9:1, respectively.

      The amount of the deficiency in earnings over fixed charges for the nine months ended September 30, 1998 was $250,000.

      The ratio of earnings to fixed charges for the Company was computed by dividing earnings by fixed charges. For this purpose, "earnings" consists of income before minority interest plus fixed charges (other than any interest which has been capitalized); and "fixed charges" consists of interest expense (including amortization of loan costs) and interest which has been capitalized.


                       DESCRIPTION OF DEBT SECURITIES

GENERAL

      The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

      The Debt Securities may be issued, from time to time, in one or more series, and will constitute either senior Debt Securities ("Senior Debt Securities"), senior subordinated Debt Securities ("Senior Subordinated Debt Securities") or subordinated Debt Securities ("Subordinated Debt Securities"). Senior Debt Securities may be issued under an Indenture (the "Senior Debt Securities Indenture") to be entered into between AIC and a trustee to be named in the applicable Prospectus Supplement. The Senior Subordinated Debt Securities may be issued from time to time under an Indenture (the "Senior Subordinated Debt Securities Indenture") to be entered into between AIC and a trustee to be named in the applicable Prospectus Supplement. The Subordinated Debt Securities may be issued from time to time under an Indenture (the "Subordinated Debt Securities Indenture") to be entered into between AIC and a trustee to be named in the applicable Prospectus Supplement. The Debt Securities may be convertible or non-convertible.

      The Senior Debt Securities Indenture, the Senior Subordinated Debt Securities Indenture, and the Subordinated Debt Securities Indenture are referred to herein individually as an "Indenture" and, collectively, as the "Indentures." Forms of the Indentures will be filed as exhibits to the Registration Statement of which this Prospectus is a part or incorporated by reference from documents subsequently incorporated herein by reference. The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). Capitalized terms used in this section which are not otherwise defined in this Prospectus shall have the meanings set forth in the Indenture to which they relate. The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the material provisions of the Debt Securities and the Indentures, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures and the Debt Securities, including the definitions therein of certain terms.

      The Debt Securities will be direct, unsecured obligations of AIC. The Indentures do not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provide that Debt Securities may be issued thereunder from time to time in one or more series. Under the Indentures, AIC will have the ability to issue Debt Securities with terms different from those of Debt Securities previously issued, without the consent of the holders of previously issued series of Debt Securities, in an aggregate principal amount determined by AIC.

      The applicable Prospectus Supplement or Prospectus Supplements relating to any Senior Subordinated Debt Securities or Subordinated Debt Securities will set forth the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by the terms of such Debt Securities would be senior to such Debt Securities and any limitation on the issuance of additional senior indebtedness.

      Debt Securities may be issued and sold at a discount below their principal amount ("Discount Securities"). Special United States Federal income tax considerations applicable to Debt Securities issued with original issue discount, including Discount Securities, will be described in more detail in any applicable Prospectus Supplement. Even if Debt Securities are not issued at a discount below their principal amount, such Debt Securities may, for United States Federal income tax purposes, be deemed to have been issued with "original issue discount" ("OlD") because of certain interest payment characteristics. In addition, special United States Federal tax considerations or other restrictions or terms applicable to any Debt Securities offered exclusively to United States aliens or denominated in a currency other than United States dollars will be set forth in a Prospectus Supplement relating thereto.

      The applicable Prospectus Supplement or Prospectus Supplements will describe, among other things, the following terms of the Debt Securities offered thereby (the "Offered Debt Securities"): (i) the title of the Offered Debt Securities; (ii) any limit on the aggregate principal amount of the Offered Debt Securities; (iii) whether the Offered Debt Securities may be represented initially by a Debt Security in temporary or permanent global form, and if so, the initial Depositary with respect to such temporary or permanent global Debt Security and whether the circumstances under which beneficial owners of interests in any such temporary or permanent global Debt Security may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination; (iv) the price or prices at which the Offered Debt Securities will be issued; (v) the date or dates on which the principal of the Offered Debt Securities is payable or the method of determination thereof; (vi) the place or places where and the manner in which the principal of and premium, if any, and interest, if any, on such Offered Debt Securities will be payable and the place or places where such Offered Debt Securities may be presented for transfer and, if applicable, conversion or exchange; (vii) the rate or rates at which the Offered Debt Securities will bear interest, or the method of calculating such rate or rates, if any, and the date or dates from which such interest, if any, will accrue; (viii) the dates (the "Interest Payment Dates"), if any, on which any interest on the Offered Debt Securities will be payable, and the regular record date (the "Regular Record Date") for any interest payable on any Offered Debt Securities; (ix) the right or obligation, if any, of AIC to redeem or purchase Debt Securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, the conditions, if any, giving rise to such right or obligation, and the period or periods within which, and the price or prices at which and the terms and conditions upon which Debt Securities of the series shall be redeemed or purchased, in whole or part, and any provisions for the remarketing of such Debt Securities; (x) whether such Offered Debt Securities are convertible or exchangeable into other debt or equity securities of AIC, and, if so, the terms and conditions upon which such conversion or exchange will be effected including the initial conversion or exchange price or rate and any adjustments thereto, the conversion or exchange period and other conversion or exchange provisions; (xi) any terms applicable to such Offered Debt Securities issued at original issue discount below their stated principal amount, including the issue price thereof and the rate or rates at which such original issue discount will accrue; (xii) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities which will be payable upon declaration or acceleration of the maturity thereof pursuant to an event of default; (xiii) any modifications of or additions to the events of default or covenants of AIC with respect to such Offered Debt Securities that are not inconsistent with this Prospectus; (xiv) any special United States Federal income tax considerations applicable to the Offered Debt Securities; and (xv) any other terms of the Offered Debt Securities not inconsistent with the provisions of the Indenture.

      The applicable Prospectus Supplement will also describe the following terms of any series of Senior Subordinated Debt Securities or Subordinated Debt Securities offered hereby in respect of which this Prospectus is being delivered: (a) the rights, if any, to defer payments of interest on the Senior Subordinated Debt Securities or Subordinated Debt Securities of such series by extending the interest payment period, and the duration of such extensions, and (b) the subordination terms of the Senior Subordinated Debt Securities or Subordinated Debt Securities of such series. The foregoing is not intended to be an exclusive list of the terms that may be applicable to any Offered Debt Securities and shall not limit in any respect the ability of AIC to issue Debt Securities with terms different from or in addition to those described above or elsewhere in this Prospectus provided that such terms are not inconsistent with this Prospectus. Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Offered Debt Securities.

      Since the operations of AIC are currently conducted through its subsidiaries, AIC's cash flow and its consequent ability to service debt, including the Debt Securities, are dependent, in large part, upon the earnings of its subsidiaries and the distribution of those earnings to AIC, whether by distributions or dividends, loans or otherwise. The payment of distributions or dividends and the making of loans and advances to AIC by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right of AIC to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Debt Securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that AIC is itself recognized as a creditor of such subsidiary, in which case the claims of AIC would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by AIC.

CONVERTIBILITY

      No series of Debt Securities that may be issued and sold pursuant hereto will be convertible into, or exchangeable for, other securities or property, except as set forth in the applicable Prospectus Supplement, which will set forth the terms and conditions upon which such conversion or exchange may be effected, including the initial conversion or exchange rate and any adjustments thereto, the conversion or exchange period and any other conversion or exchange provisions.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

      The Debt Securities of a series may be issued solely as registered Debt Securities. Debt Securities of a series may be issuable in whole or in part in the form of one or more global Debt Securities, as described below under "Global Debt Securities." Unless otherwise indicated in an applicable Prospectus Supplement, Debt Securities will be issuable in denominations of $1,000 and integral multiples thereof. Debt Securities of any series will be exchangeable for other Debt Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor.

      Debt Securities may be presented for exchange as provided above and, unless otherwise indicated in an applicable Prospectus Supplement, may be presented for registration of transfer, at the office or agency of AIC designated as registrar or co-registrar with respect to such series of Debt Securities, without service charge and upon payment of any taxes, assessments or other governmental charges as described in the Indenture. Such transfer or exchange will be effected on the books of the registrar or any other transfer agent appointed by AIC upon such registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. AIC intends to initially appoint the Trustee for the Offered Debt Securities as the registrar for such Offered Debt Securities and the name of any different or additional registrar designated by AIC with respect to the Offered Debt Securities will be included in the Prospectus Supplement relating thereto. If a Prospectus Supplement refers to any transfer agents (in addition to the registrar) designated by AIC with respect to any series of Debt Securities, AIC may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that AIC will be required to maintain a transfer agent in the Borough of Manhattan, The City of New York. AIC may at any time designate additional transfer agents with respect to any series of Debt Securities.

      In the event of any partial redemption of Debt Securities of any series, AIC will not be required to (i) issue, register the transfer of or exchange Debt Securities of that series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part.

PAYMENT AND PAYING AGENTS

      Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of, and interest, if any, on, Debt Securities will be made at the office of such paying agent or paying agents as AIC may designate from time to time, except that, at the option of AIC, payment of principal or interest may be made by check or by wire transfer to an account maintained by the payee. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Debt Securities will be made to the person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest.

      Unless otherwise indicated in an applicable Prospectus Supplement, the Trustee for the Offered Debt Securities will be designated as AIC's sole paying agent for payments with respect to the Offered Debt Securities. Any other paying agents initially designated by AIC for the Offered Debt Securities will be named in an applicable Prospectus Supplement. AIC may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that AIC will be required to maintain a paying agent in the Borough of Manhattan, The City of New York.

      All moneys paid by AIC to a paying agent for the payment of principal of, or interest, if any, on, any Debt Security which remains unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to AIC, and the holder of such Debt Security or any coupon will thereafter look only to AIC for payment thereof.

GLOBAL DEBT SECURITIES

      The Debt Securities of a series may be issued in whole or in part in global form. A Debt Security in global form will be deposited with, or on behalf of, a depositary, which will be identified in the applicable Prospectus Supplement. A global Debt Security may be issued only in registered form and in either temporary or permanent form. A Debt Security in global form may not be transferred except as a whole to the depositary for such Debt Security or to a nominee or successor of such depositary. If any Debt Securities of a series are issuable in global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such global Debt Security may exchange such interests for definitive Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of and interest, if any, on any such global Debt Security and the specific terms of the depositary arrangement with respect to any such global Debt Security.

MERGERS AND SALES OF ASSETS

      AIC may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to another person, unless, among other things, (i) the resulting, surviving or transferee person (if other than AIC) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person expressly assumes all obligations of AIC under the Debt Securities and the Indenture, and (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred or be continuing under the Indenture. Upon the assumption of AIC's obligations by a person to whom such properties or assets are conveyed, transferred or leased, subject to certain exceptions, AIC shall be discharged from all obligations under the Debt Securities and the Indenture.

EVENTS OF DEFAULT

      Each Indenture provides that, if an Event of Default specified therein shall have occurred and be continuing, with respect to each series of the Debt Securities outstanding thereunder individually, the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of such series may declare the principal amount (or, if any of the Debt Securities of such series are Discount Securities, such portion of the principal amount of such Debt Securities as may be specified by the terms thereof) of the Debt Securities of such series to be immediately due and payable. Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series may rescind such a declaration.

      Under each Indenture, an Event of Default is defined as, with respect to each series of Debt Securities outstanding thereunder individually, any of the following: (i) default in payment of the principal of any Debt Securities of such series; (ii) default in payment of any interest on any Debt Securities of such series when due, continuing for 30 days (or 60 days, in the case of Senior Subordinated Debt Securities or Subordinated Debt Securities); (iii) default by AIC in compliance with its other agreements in the Debt Securities of such series or the Indenture relating to the Debt Securities of such series upon the receipt by AIC of notice of such default given by the Trustee for such Debt Securities or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of such series and AIC's failure to cure such default within 60 days after receipt by AIC of such notice; (iv) certain events of bankruptcy or insolvency; and (v) any other Event of Default set forth in an applicable Prospectus Supplement with respect to the Debt Securities of such series.

      The Trustee shall give notice to holders of the Debt Securities of any continuing default known to the Trustee within 90 days after the occurrence thereof; provided, that the Trustee may withhold such notice, as to any default other than a payment default, if it determines in good faith that withholding the notice is in the interests of the holders.

      The holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series; provided that such direction shall not be in conflict with any law or the Indenture and subject to certain other limitations. Before proceeding to exercise any right or power under the Indenture at the direction of such holders, the Trustee shall be entitled to receive from such holders reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in complying with any such direction. With respect to each series of Debt Securities, no holder will have any right to pursue any remedy with respect to the Indenture or such Debt Securities, unless (i) such holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of such series; (ii) the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of such series shall have made a written request to the Trustee to pursue such remedy; (iii) such holder or holders have offered to the Trustee reasonable indemnity satisfactory to the Trustee; (iv) the holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series have not given the Trustee a direction inconsistent with such request within 60 days after receipt of such request; and (v) the Trustee shall have failed to comply with the request within such 60-day period.

      Notwithstanding the foregoing, the right of any holder of any Debt Securities to receive payment of the principal of and interest in respect of such Debt Securities on the date specified in such Debt Securities as the fixed date on which an amount equal to the principal of such Debt Securities or an installment of principal thereof or interest thereon is due and payable (the "Stated Maturity" or "Stated Maturities") or to institute suit for the enforcement of any such payments shall not be impaired or adversely affected without such holder's consent. The holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive an existing default with respect to such series and its consequences, other than (i) any default in any payment of the principal of, or interest on, any Debt Securities of such series or
(ii) any default in respect of certain covenants or provisions in the Indenture which may not be modified without the consent of the holder of each of the outstanding Debt Securities of such series affected as described in "Modification and Waiver" below.

      Each Indenture provides that AIC shall deliver to the Trustee within 120 days after the end of each fiscal year of AIC an officers' certificate stating whether or not the signers know of any default that occurred during such period.

MODIFICATION AND WAIVER

      AIC and the Trustee may execute a supplemental indenture without the consent of the holders of the Debt Securities (i) to add to the covenants, agreements and obligations of AIC for the benefit of the holders of all the Debt Securities of any series or to surrender any right or power conferred in the Indenture upon AIC; (ii) to evidence the succession of another corporation, partnership or other Person to AIC and the assumption by it of the obligations of AIC under the Indenture and the Debt Securities; (iii) to establish the form or terms of Debt Securities of any series as permitted by the Indenture; (iv) to provide for the acceptance of appointment under the Indenture of a successor Trustee with respect to the Debt Securities of one or more series and to add to or change any provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one Trustee; (v) to cure any ambiguity, defect or inconsistency; (vi) to add to, change or eliminate any provisions (which addition, change or elimination may apply to one or more series of Debt Securities), provided that any such addition, change or elimination does not (a) apply to any Debt Securities of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision or (b) modify the rights of the holder of any such Debt Securities with respect to such provision;
(vii) to secure the Debt Securities; or (viii) to make any other change that does not adversely affect the rights of any holder of Debt Securities.

      Each Indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of the series affected by such supplemental indenture, AIC and the Trustee may also execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of the Indenture with respect to such series of Debt Securities or modify in any manner the rights of the holders of the Debt Securities of such series; provided that no such supplemental indenture will, without the consent of the holder of each such outstanding Debt Security affected thereby (i) change the stated maturity of the principal of, or any installment of principal or interest on, any such Debt Security or any premium payable upon redemption or repurchase thereof, or reduce the amount of principal of any Debt Security that is a Discount Security and that would be due and payable upon declaration of acceleration of maturity thereof; (ii) reduce the principal amount of, or the rate of interest on, any such Debt Security; (iii) change the place or currency of payment of principal or interest, if any, on any such Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security;
(v) reduce the above-stated percentage of holders of Debt Securities of any series necessary to modify or amend the Indenture for such Debt Securities;
(vi) modify the foregoing requirements or reduce the percentage in principal amount of outstanding Debt Securities of any series necessary to waive any covenant or past default; or (vii) in the case of Senior Subordinated Debt Securities or Subordinated Debt Securities, amend or modify any of the provisions of such Indenture relating to subordination of the Debt Securities in any manner adverse to the holders of such Debt Securities. Holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive certain past defaults and may waive compliance by AIC with certain of the restrictive covenants described above or in any supplemental indenture or Prospectus Supplement with respect to the Debt Securities of such series.

DISCHARGE AND DEFEASANCE

      Unless otherwise indicated in an applicable Prospectus Supplement, each Indenture provides that AIC may satisfy and discharge obligations thereunder with respect to the Debt Securities of any series by delivering to the Trustee for cancellation all outstanding Debt Securities of such series or depositing with the Trustee, after such outstanding Debt Securities have become due and payable, cash sufficient to pay at Stated Maturity all of the outstanding Debt Securities of such series and paying all other sums payable under the Indenture with respect to such series.

      In addition, unless otherwise indicated in an applicable Prospectus Supplement, each Indenture provides that: AIC (a) shall be discharged from its obligations in respect of the Debt Securities of such series ("defeasance and discharge"), or (b) may cease to comply with certain restrictive covenants ("covenant defeasance"), including those described under "Mergers and Sales of Assets," and any such omission shall not be an Event of Default with respect to the Debt Securities of such series, in each case, at any time prior to the Stated Maturity or redemption thereof, when AIC has irrevocably deposited with the Trustee, in trust, (i) sufficient funds to pay the principal of and interest to Stated Maturity (or redemption) on, the Debt Securities of such series, or (ii) such amount of direct obligations of, or obligations the principal of (and premium, if any) and interest on which are fully guaranteed by, the government of the United States and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any) and interest to Stated Maturity (or redemption) on, the Debt Securities of such series. Upon such defeasance and discharge, the holders of the Debt Securities of such series shall no longer be entitled to the benefits of the Indenture, except for the purposes of registration of transfer and exchange of the Debt Securities of such series and replacement of lost, stolen or mutilated Debt Securities and shall look only to such deposited funds or obligations for payment. In addition, under present law such defeasance and discharge is likely to be treated as a redemption of the Debt Securities of that series prior to maturity in exchange for such money or United States government obligations. In that event, each holder would generally recognize, at the time of defeasance, gain or loss measured by the difference between the amount of such money and the fair market value of the United States government obligations deemed received and such holder's tax basis in the Debt Securities deemed surrendered. Thereafter, each holder would likely be treated as if such holder held an undivided interest in the money (or investments made therewith) or the United States government obligations (or investments made with interest received therefrom), would generally be subject to tax liability in respect of interest income and/or original issue discount, if applicable, thereon and would recognize any gain or loss upon any disposition, including redemption, of such assets or obligations. Although tax might be owed, the holder of a defeased Debt Security would not receive any cash until the maturity or an earlier redemption of the Debt Security (except for current payments of interest on the Debt Securities of that issue). Such tax treatment could affect the purchase price that a holder would receive upon the sale of the Debt Securities. Holders are urged to consult their own tax advisors with respect to the tax treatment of defeasance of any Debt Securities.

THE TRUSTEES

      The Senior Debt Securities Trustee, the Senior Subordinated Debt Securities Trustee and the Subordinated Debt Securities Trustee will be named in the applicable Prospectus Supplement. Each Trustee will be permitted to engage in other transactions with AIC and each of its subsidiaries; however, if a Trustee acquires any conflicting interest, it must eliminate such conflict or resign.

                       DESCRIPTION OF PREFERRED STOCK

GENERAL

      AIC may issue, from time to time, shares of one or more series or classes of Preferred Stock. The following description sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The particular terms of any series of Preferred Stock and the extent, if any, to which such general provisions may apply to the series of Preferred Stock so offered will be described in the Prospectus Supplement relating to such Preferred Stock. The following summary of the material provisions of the Preferred Stock do not purport to be complete and is subject to, and is qualified in its entirety by express reference to, the provisions of AIC's Articles of Incorporation (the "Charter") relating to a specific series of the Preferred Stock, which will be in the form filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of Preferred Stock.

      Under the Charter, AIC has the authority to issue up to 50,000,000 shares of capital stock, which may be classified or reclassified as Preferred Stock. The Board of Directors of AIC (the "Board of Directors" or the "Board") may classify or reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital stock including, but not limited to, ownership restrictions consistent with the Ownership Limit (defined below under "Description of Common Stock -- Restrictions on Transfer") with respect to each class or subclass of capital stock.

      The Board of Directors of AIC shall be authorized to determine for each series of Preferred Stock, and the Prospectus Supplement shall set forth with respect to such series: (i) the designation of such shares and the number of shares that constitute such series, (ii) the dividend rate (or the method of calculation thereof), if any, on the shares of such series and the priority as to payment of dividends with respect to other classes or series of capital stock of AIC, (iii) the dividend periods (or the method of calculation thereof), (iv) the voting rights of the shares,
(v) the liquidation preference and the priority as to payment of such liquidation preference with respect to other classes or series of capital stock of AIC and any other rights of the shares of such series upon any liquidation or winding-up of AIC, (vi) whether or not and on what terms the shares of such series will be subject to redemption or repurchase at the option of AIC, (vii) whether and on what terms the shares of such series will be convertible into or exchangeable for other debt or equity securities of AIC, (viii) whether the shares of such series of Preferred Stock will be listed on a securities exchange, (x) any special United States Federal income tax considerations applicable to such series, and
(ix) the other rights and privileges and any qualifications, limitations or restrictions of such rights or privileges of such series not inconsistent with the Charter and the Maryland General Corporation Law ("MGCL").

DIVIDENDS

      Holders of shares of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds of AIC legally available therefor, an annual cash dividend payable at such dates and at such rates, if any, per share per annum as set forth in the applicable Prospectus Supplement.

      Unless otherwise set forth in the applicable Prospectus Supplement, each series of Preferred Stock will rank junior as to dividends to any Preferred Stock that may be issued in the future that is expressly senior as to dividends to the Preferred Stock. If at any time AIC has failed to pay accrued dividends on any such senior shares at the time such dividends are payable, AIC may not pay any dividend on the Preferred Stock or redeem or otherwise repurchase shares of Preferred Stock until such accumulated but unpaid dividends on such senior shares have been paid or set aside for payment in full by AIC.

      Unless otherwise set forth in the applicable Prospectus Supplement, no dividends (other than dividends payable in common stock or other capital stock ranking junior to the Preferred Stock of any series as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be declared or made upon the common stock, or any other capital stock of AIC ranking junior to or on a parity with the Preferred Stock of such series as to dividends, nor shall any common stock or any other capital stock of AIC ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by AIC (except by conversion into or exchange for other capital stock of AIC ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for all past dividend periods and the then current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period; provided, however, that any monies theretofore deposited in any sinking fund with respect to any preferred stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of the Preferred Stock outstanding on the last dividend payment date shall have been paid or declared and set apart for payment; and provided, further, that any such junior or parity preferred stock or common stock may be converted into or exchanged for stock of AIC ranking junior to the Preferred Stock as to dividends.

      The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year of twelve 30-day months. Accrued but unpaid dividends will not bear interest.

CONVERTIBILITY

      No series of Preferred Stock will be convertible into, or exchangeable for, other securities or property except as set forth in the applicable Prospectus Supplement, which will set forth the terms and conditions upon which such conversion or exchange may be effected, including the initial conversion or exchange rate and any adjustments thereto, the conversion or exchange period and any other conversion or exchange provisions.

REDEMPTION AND SINKING FUND

      No series of Preferred Stock will be redeemable or be entitled to receive the benefit of a sinking fund except as set forth in the applicable Prospectus Supplement, which will set forth the terms and conditions thereof, including the dates and redemption prices of any such redemption, any conditions thereto, and any other redemption or sinking fund provisions.

LIQUIDATION RIGHTS

      Unless otherwise set forth in the applicable Prospectus Supplement, in the event of any liquidation, dissolution or winding up of AIC, the holders of shares of each series of Preferred Stock are entitled to receive out of assets of AIC available for distribution to stockholders, before any distribution of assets is made to holders of: (i) any other shares of preferred stock ranking junior to such series of Preferred Stock as to rights upon liquidation, dissolution or winding up; and (ii) shares of common stock, liquidating distributions per share in the amount of the liquidation preference specified in the applicable Prospectus Supplement for such series of Preferred Stock plus any dividends accrued and accumulated but unpaid to the date of final distribution; but the holders of each series of Preferred Stock will not be entitled to receive the liquidating distribution of, plus such dividends on, such shares until the liquidation preference of any shares of AIC's capital stock ranking senior to such series of the Preferred Stock as to the rights upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. If upon any liquidation, dissolution or winding up of AIC, the amounts payable with respect to the Preferred Stock, and any other Preferred Stock ranking as to any such distribution on a parity with the Preferred Stock are not paid in full, the holders of the Preferred Stock and such other parity Preferred Stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount to which they are entitled. Unless otherwise specified in a Prospectus Supplement for a series of Preferred Stock, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by AIC. Neither a consolidation or merger of AIC with another corporation nor a sale of securities shall be considered a liquidation, dissolution or winding up of AIC.

VOTING RIGHTS

      Holders of Preferred Stock will not have any voting rights except as set forth below or in the applicable Prospectus Supplement or as otherwise from time to time required by law. Whenever dividends on any applicable series of Preferred Stock or any other class or series of stock ranking on a parity with the applicable series of Preferred Stock with respect to the payment of dividends shall be in arrears for the equivalent of six quarterly dividend periods, whether or not consecutive, the holders of shares of such series of Preferred Stock (voting separately as a class with all other series of Preferred Stock then entitled to such voting rights) will be entitled to vote for the election of two of the authorized number of directors of AIC at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such series of Preferred Stock shall have been fully paid or set apart for payment. The term of office of all directors elected by the holders of such Preferred Stock shall terminate immediately upon the termination of the right of the holders of such Preferred Stock to vote for directors. Unless otherwise set forth in the applicable Prospectus Supplement, holders of shares of Preferred Stock will have one vote for each share held.

      So long as any shares of any series of Preferred Stock remain outstanding, AIC shall not, without the consent of holders of at least two-thirds of the shares of such series of Preferred Stock outstanding at the time, voting separately as a class with all other series of Preferred Stock of AIC upon which like voting rights have been conferred and are exercisable, (i) issue or increase the authorized amount of any class or series of stock ranking prior to the outstanding Preferred Stock as to dividends or upon liquidation or (ii) amend, alter or repeal the provisions of AIC's Charter relating to such series of Preferred Stock, whether by merger, consolidation or otherwise, so as to materially adversely affect any power, preference or special right of such series of Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized common stock or authorized preferred stock or any increase or decrease in the number of shares of any series of preferred stock or the creation and issuance of other series of common stock or preferred stock ranking on a parity with or junior to Preferred Stock as to dividends and upon liquidation, dissolution or winding up shall not be deemed to materially adversely affect such powers, preferences or special rights.

MISCELLANEOUS

      The holders of Preferred Stock will have no preemptive rights. The Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Shares of Preferred Stock redeemed or otherwise reacquired by AIC shall resume the status of authorized and unissued shares of Preferred Stock undesignated as to series, and shall be available for subsequent issuance. There are no restrictions on repurchase or redemption of the Preferred Stock while there is any arrearage on sinking fund installments except as may be set forth in an applicable Prospectus Supplement. Payment of dividends on, and the redemption or repurchase of, any series of Preferred Stock may be restricted by loan agreements, indentures and other agreements entered into by AIC. The accompanying Prospectus Supplement will describe any material contractual restrictions on such dividend payments.

NO OTHER RIGHTS

      The shares of a series of Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable Prospectus Supplement or the Charter or as otherwise required by law.

TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for each series of Preferred Stock will be designated in the applicable Prospectus Supplement.


                        DESCRIPTION OF COMMON STOCK

GENERAL

      The Charter authorizes the issuance of up to 50,000,000 shares of Common Stock with a par value of $.01 per share. As of November 30, 1998, there were 5,015,594 shares of Common Stock issued and outstanding. In addition, up to 169,541 and 3,000,000 shares of Common Stock have been reserved for issuance under AIC's Stock Option and Incentive Compensation Plan (the "1997 Plan") and AIC's 1998 Stock Incentive Plan (the "1998 Plan"), respectively. The Common Stock is traded on the NYSE under the symbol "AIC." Norwest Bank Minnesota, N.A. serves as transfer agent and registrar of the Common Stock.

      Holders of the Common Stock are entitled to receive dividends, when and as declared by the Board of Directors, out of funds legally available therefor. The holders of shares of Common Stock, upon any liquidation, dissolution or winding-up of AIC, are entitled to receive ratably any assets remaining after payment in full of all liabilities of AIC and the liquidation preferences of preferred stock. The shares of Common Stock possess ordinary voting rights for the election of Directors and in respect of other corporate matters, each share entitling the holder thereof to one vote. Holders of shares of Common Stock do not have cumulative voting rights in the election of Directors, which means that holders of more than 50% of the shares of Common Stock voting for the election of Directors can elect all of the Directors if they choose to do so and the holders of the remaining shares cannot elect any Directors (subject to the fact that Directors' terms are staggered, with one of three classes being elected each year). Holders of shares of Common Stock do not have preemptive rights, which means they have no right to acquire any additional shares of Common Stock that may be issued by AIC at a subsequent date.

RESTRICTIONS ON TRANSFER

      For AIC to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the shares of common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (see "Certain Federal Income Tax Considerations -- Taxation of AIC -- Income Tests"). Because the Board of Directors believes that it is desirable for AIC to continue to qualify as a REIT, the Board of Directors has adopted, and the shareholders have approved, provisions of AIC's Charter restricting the acquisition of shares of Common Stock.

      Subject to certain exceptions specified in AIC's Charter, no holder may own, or be deemed to own by virtue of various attribution and constructive ownership provisions of the Code and Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), more than 9.8% of the outstanding shares of Common Stock (the "Ownership Limit"). The Board of Directors has the right to refuse to transfer shares if, as a result of the transfer, any person would hold, directly or indirectly, shares in excess of the Ownership Limit. The Board of Directors may, in its discretion, exempt from the Ownership Limit, and from certain filing requirements described below, ownership or transfers of certain designated shares while owned by or transferred to a person who has provided the Board with evidence and assurances acceptable to the Board that the qualification of AIC as a REIT would not be jeopardized. The Ownership Limit shall not apply to the acquisition of shares of AIC by an underwriter in a public offering of shares of AIC, or in any transaction involving the issuance of shares by AIC, in which the Board of Directors determines that the underwriter or other person or party initially acquiring such shares will timely distribute such shares to or among others such that, following such distribution, none of the shares will be owned, directly or indirectly, by any person in excess of the Ownership Limit.

      Any acquisition of shares of AIC that would result in the disqualification of AIC as a REIT shall be void to the fullest extent permitted under applicable law and the intended transferee of such shares shall be deemed never to have had an interest therein. If the foregoing provision is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of such shares shall be deemed, at the option of AIC, to have acted as agent on behalf of AIC in acquiring such shares and to hold such shares on behalf of AIC.

      All shares of Common Stock owned, directly or indirectly, by any person in excess of the Ownership Limit may be redeemed by AIC, in the discretion of the Board of Directors, by mailing a written notice of redemption to the holder of such shares not less than one week prior to the redemption date as determined by the Board of Directors and included in the notice. The price to be paid for the shares shall be equal to (A) the closing price of the shares on the last business day prior to the redemption date on the principal national securities exchange on which such shares are listed or admitted to trading, or (B) if such shares are not so listed or admitted to trading, the closing bid price on such last business day as reported on the National Association of Securities Dealers Automated Quotation Systems, if quoted thereon, or (C) if not determinable as aforesaid, the net asset value of the shares redeemed, as determined in good faith by the Board of Directors. Notwithstanding the foregoing sentence, in no event may the redemption price be greater than the net asset value of the shares redeemed, as determined in good faith by the Board of Directors. The price paid for any shares redeemed shall be paid on the redemption date fixed by the Board of Directors and included in the notice to the shareholder. From and after the date fixed for redemption, the holder of any shares so called for redemption shall cease to be entitled to any distributions and other benefits with respect to such shares, except only the right to payment of the redemption price fixed as aforesaid.

      Prior to any transfer or transaction which would cause a stockholder to own, directly or by virtue of the attribution provisions of the Code and Rule 13d-3 under the Exchange Act, shares in excess of the Ownership Limit, and in any event upon demand by the Board of Directors, such stockholder must file an affidavit with AIC containing the information specified in AIC's Charter at least 15 days prior to any such transfer or transaction or within 10 days after demand therefor, as the case may be. In addition, the Board of Directors has the right to refuse to transfer any shares purportedly transferred other than in compliance with the foregoing filing provisions. Whenever it is deemed by the Board of Directors to be prudent in protecting the tax status of AIC, the Board of Directors may require to be filed with AIC a statement or affidavit from each proposed transferee of shares of AIC setting forth the number of shares already owned by the transferee and any related person(s) specified in the form prescribed by the Board of Directors for that purpose.

      The Board of Directors has the right to refuse to transfer any shares of AIC's Common Stock to any person if the ownership of shares by such person would result in the imposition of a tax on AIC or any other holder (nominee or otherwise) of shares of AIC (a "Disqualified Organization"). Any shares of AIC owned by a Disqualified Organization may, in the discretion of the Board, be redeemed by AIC at the redemption price and in the same manner as shares owned in excess of the Ownership Limit may be redeemed pursuant to the provisions contained in the second preceding paragraph. If the foregoing provision of this paragraph is determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then any Disqualified Organization holding shares of AIC shall be deemed, at the option of AIC, to have acted as an agent of AIC in acquiring such shares and to hold such shares on behalf of AIC. The
Board of Directors may adopt such procedures regarding the transfer and redemption of shares as it deems necessary to implement the foregoing provisions.

      The ownership limitations may have the effect of precluding acquisition of control of AIC by certain third parties unless the Board of Directors determines that maintenance of REIT status is no longer in the best interests of AIC.

BUSINESS COMBINATIONS

      Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares, or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation, voting together as a single voting group, and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation, other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless, among other conditions, the corporation's shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. The business combination statute could have the effect of discouraging offers to acquire AIC and of increasing the difficulty of consummating any such offer. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder.

CONTROL SHARE ACQUISITIONS

      The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquirer or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock that, if aggregated with all other shares of stock previously acquired by that person, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one- third or more but less than a majority or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.

      A "control share acquisition" means the acquisition of control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the corporation's board of directors to call a special meeting of shareholders, to be held within 50 days of demand, to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

      If voting rights are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of such shares were considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

      The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the corporation's articles of incorporation or bylaws prior to the control share acquisition. The control share acquisition statute could have the effect of discouraging offers to acquire AIC and of increasing the difficulty of consummating any such offer.


                          DESCRIPTION OF WARRANTS

GENERAL

      AIC may issue, together with other Securities registered hereunder or separately, warrants for the purchase of Debt Securities, Preferred Stock or Common Stock (the "Warrants"). The Warrants may be issued under a Warrant Agreement (each, a "Warrant Agreement") to be entered into between AIC and a bank or trust company, as warrant agent (the "Warrant Agent"), as set forth in the applicable Prospectus Supplement relating to any or all Warrants in respect of which this Prospectus is being delivered. The Warrant Agent will act solely as an agent of AIC in connection with the Warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The Warrant Agreement for each Warrant, including the forms of certificates representing the Warrants ("Warrant Certificates"), will be filed as an exhibit to, or incorporated by reference in, the Registration Statement of which this Prospectus forms a part at or prior to the time of the issuance of such Warrants.

      The following description sets forth certain general terms and provisions of the Warrants to which any Prospectus Supplement may relate. The particular terms of the Warrants to which any Prospectus Supplement may relate and the extent, if any, to which such general provisions may apply to the Warrants so offered will be described in the applicable Prospectus Supplement. Capitalized terms used in this section which are not otherwise defined in this Prospectus shall have the meanings set forth in the Warrant Agreement and Warrant Certificate. The following summary of the material provisions of the Warrants, Warrant Agreement and Warrant Certificate does not purport to be complete and is subject to, and is qualified in its entirety by express reference to, all the provisions of the Warrant Agreement and Warrant Certificate, including the definitions therein of certain terms.

      Reference is made to the applicable Prospectus Supplement for the terms of Warrants in respect of which this Prospectus is being delivered, the Warrant Agreement relating to such Warrants and the Warrant Certificates representing such Warrants, including the following: (i) the designation, aggregate principal amount and terms of the Debt Securities or the designation and terms of the Preferred Stock, if any, purchasable upon exercise of such Warrants; (ii) the procedures and conditions relating to the exercise of such Warrants; (iii) the designation and terms of any related Securities with which such Warrants are issued and the number of such Warrants issued with each such Security; (iv) the date, if any, on and after which such Warrants and the related Securities will be separately transferable; (v) the offering price of the Warrants, if any; (vi) the principal amount of Debt Securities or the number of shares of Preferred Stock or Common Stock purchasable upon exercise of each Warrant and the price at which such principal amount of Debt Securities or shares of Preferred Stock or Common Stock may be purchased upon such exercise, or the method of determining such number and price; (vii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (viii) a discussion of United States Federal income tax considerations applicable to the ownership or exercise of such Warrants;
(ix) whether the Warrants represented by the Warrant Certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered; (x) call provisions of such Warrants, if any; and (xi) any other terms of the Warrants.

      Warrant Certificates will be exchangeable for new Warrant Certificates of different denominations and Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Securities purchasable upon such exercise and will not be entitled to payments of principal of (or premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise or to any dividend payments or voting rights that holders of the Preferred Stock or Common Stock purchasable upon such exercise may be entitled to.

      Each Warrant will entitle the holder to purchase for cash such principal amount of Debt Securities, or such number of shares of Preferred Stock or Common Stock, at such exercise price as shall, in each case, be set forth in, or be determinable as set forth in, the applicable Prospectus Supplement relating to the Warrants offered thereby. Unless otherwise specified in the applicable Prospectus Supplement, Warrants may be exercised at any time up to 5:00 p.m. New York City time on the expiration date set forth in the applicable Prospectus Supplement. After 5:00 p.m. New York City time on the expiration date, unexercised Warrants will become void.

      Warrants may be exercised as set forth in the applicable Prospectus Supplement relating to the Warrants. Upon receipt of payment and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement, AIC will, as soon as practicable, forward the Securities purchasable upon such exercise. If less than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.


                            PLAN OF DISTRIBUTION

      AIC may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents or dealers. Any such underwriter, agent or dealer involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

      Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to the prevailing market prices at the time of sale or at negotiated prices. AIC also may, from time to time, authorize underwriters acting as AIC's agents to offer and sell the Securities upon the terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from AIC in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions (which may be changed from time to time) from the underwriters and/or commissions from the purchasers for whom they may act as agent.

      Any underwriting compensation paid by AIC to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters under the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled under agreements entered into with AIC, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

      If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, AIC will sell such Securities to such dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

      If so indicated in the applicable Prospectus Supplement, AIC will authorize dealers acting as AIC's agents to solicit offers by certain institutions to purchase Securities from AIC at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount or number of Securities sold pursuant to Contracts shall not be less nor more than, the respective amounts or numbers stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will, in all cases, be subject to the approval of AIC. Such Contracts will not be subject to any conditions except (a) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and
(b) if the Securities are being sold to underwriters, AIC shall have sold to such underwriters the total principal amount or number of the Securities less the principal amount or number thereof covered by the Contracts. The Prospectus Supplement will set forth the commission payable for solicitation of such Contracts. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

      Until the distribution of the Securities offered pursuant to any Prospectus Supplement is completed, the Commission's rules may limit the ability of any underwriter participating in such distribution to bid for and purchase the Securities offered thereby and other securities of AIC. As an exception to these rules, the underwriters are permitted to engage in certain transactions that stabilize or maintain the price of such securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of such securities. If any such underwriter creates a short position in such securities in connection with the offering, such underwriter may reduce such short position by purchasing securities.

      In general, bids for or purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of such bids or purchases.

      Neither AIC nor any underwriter participating in any distribution makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the offered Securities or other securities of AIC. In addition, neither AIC nor any such underwriter makes any representation that such underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

      Certain of the underwriters, if any, and their affiliates may be customers of, engage in transactions with and perform services for AIC in the ordinary course of business.

      The Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for any of the Securities.

                            SELLING STOCKHOLDERS

GENERAL

      In addition to the offer and sale of the Securities as described above in this Prospectus, this Prospectus relates to periodic offers and sales of up to 1,545,007 shares of Common Stock by the selling stockholders named below and their respective pledgees, donees and other successors in interest (collectively, "the Selling Stockholders"). The shares of Common Stock that may be offered and sold by the Selling Stockholders include shares that may be issued in exchange for Partnership Units ("OP Units") of the Operating Partnership.

      The following table sets forth certain information with respect to the Selling Stockholders and their beneficial ownership of shares of Common Stock as of the date hereof. Except as indicated below, none of the Selling Stockholders holds any position, office or has had any other material relationship with AIC, or any of its predecessors or affiliates, during the past three years.



                                   SHARES OWNED          SHARES OFFERED
SELLING STOCKHOLDER               PRIOR TO OFFER            HEREBY(1)

Terry Considine                    408,538(2)                   240,659

Thomas L. Rhodes                   175,899(3)                   168,037

Bruce E. Moore                     112,403(4)                    25,355

Bruce D. Benson                    131,696(5)                    75,160

HFIC, Inc.                          62,651(6)                    25,471

Wilder Corporation of Delaware     601,891(7)
                                                                601,891

Salem Farm Mobile Home Park,             0(8)                    44,583
Inc.

Roth Associates of New Jersey            0(9)                    50,710

Gary D. Rose                        63,839(10)                   75,160

Richard Gilder                     155,203(11)                  177,845

William Ingram                     51,071(12)                    60,127


(1) Unless otherwise indicated, the number of shares shown as offered hereby reflects the number of shares of Common Stock (subject to adjustment pursuant to antidilution adjustment provisions) that may by issued to the Selling Stockholder from time to time by AIC in exchange for OP Units tendered for redemption by such Selling Stockholder pursuant to the Agreement of Limited Partnership of the Operating Partnership.

(2) TERRY CONSIDINE has been Chairman of the Board of Directors and Chief Executive Officer of AIC since April 1998. From September 1996 to April 1998, Mr. Considine served as Co-Chairman of the Board of Directors and Co-Chief Executive Officer of AIC. Mr. Considine also serves as Chairman of the Board of Directors and Chief Executive Officer of CAX. Mr. Considine's shares are held by Titahotwo Ltd. and Titahothree Ltd., limited partnerships in which he is the sole general partner. The number of shares shown as owned by Mr. Considine prior to this offering includes 204,432 OP Units redeemable within 60 days.

(3) THOMAS L. RHODES has been Vice Chairman of the Board of Directors of AIC since April 1998. From September 1996 to April 1998, Mr. Rhodes served as Co-Chairman of the Board of Directors and Co-Chief Executive Officer of AIC. Mr. Rhodes also serves as Vice Chairman of the Board of Directors of CAX. The number of shares shown as owned by Mr. Rhodes prior to this offering includes 138,604 OP Units redeemable within 60 days.

(4) BRUCE E. MOORE was appointed as President and Chief Operating Officer of AIC in February 1998. The number of shares shown as owned by Mr. Moore includes 8,721 shares owned by Brandywine Real Estate Management Services Corporation, an entity controlled by Mr. Moore. Mr. Moore owns 25,355 OP Units, none of which are redeemable within 60 days.

(5) BRUCE D. BENSON has served as a Director of AIC and CAX since October 1996. Mr. Benson owns 75,160 OP Units, 63,839 of which are redeemable within 60 days.

(6) The number of shares shown as owned by HFIC, Inc. prior to this offering includes 25,471 OP Units, 22,651 of which are redeemable within 60 days.

(7) The Selling Stockholder owns 601,891 OP Units, all of which are redeemable within 60 days.

(8) The Selling Stockholder owns 44,583 OP Units, none of which are redeemable within 60 days.

(9) The Selling Stockholder owns 50,710 OP Units, none of which are redeemable within 60 days.

(10) The Selling Stockholder owns 75,160 OP Units, 63,839 of which are redeemable within 60 days.

(11) The Selling Stockholder owns 177,845 OP Units, 155,203 of which are redeemable within 60 days.

(12) The Selling Stockholder owns 60,127 OP Units, 51,071 of which are redeemable within 60 days.

      Because the Selling Stockholders may sell some or all of the shares of Common Stock offered hereby, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of such shares, no estimate can be given as to the number of shares of Common Stock that will be held by the Selling Stockholders upon termination of any offering made hereby.

                            PLAN OF DISTRIBUTION

      This Prospectus relates to the offer and sale from time to time by the Selling Stockholders of up to 1,545,007 shares of Common Stock. The Common Stock may be sold from time to time by the Selling Stockholders. Such sales may be made in underwritten offerings or in open market or block transactions or otherwise on the NYSE, or such other national securities exchange or automated interdealer quotation system on which shares of Common Stock are then listed, in the over-the-counter market, in private transactions or otherwise at prices related to prevailing market prices at the time of the sale or negotiated prices. Some or all of the shares of Common Stock may be sold through brokers acting on behalf of the Selling Stockholders or to dealers for resale for such dealers. In connection with such sales, such brokers and dealers may receive compensation in the form of discounts or commissions from the Selling Stockholders and may receive commissions from the purchasers of such shares for whom they act as broker or agent (which discounts and commissions are not anticipated to exceed those customary in the types of transactions involved). The Selling Stockholders may offer to sell and may sell shares of the Common Stock in options transactions or deliver such shares to cover short sales "against the box." If necessary, a supplemental or amended Prospectus will describe the method of sale in greater detail. In effecting sales, brokers or dealers engaged by the Selling Stockholders and/or purchasers of the Common Stock may arrange for other brokers or dealers to participate. In addition, any of the Common Stock covered by this Prospectus which qualifies for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

      If shares of Common Stock are sold in an underwritten offering, the shares will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or prices at the time of the sale or at negotiated prices. Any initial public offering price and any discounts or commissions allowed or reallowed or paid to dealers may be changed from time to time. Underwriters may sell shares to or through brokers or dealers, and such brokers and dealers may receive compensation in the form of discounts, commissions or commissions from the underwriters and may receive commissions from the purchasers of such shares for whom they act as broker or agent (which discounts and commissions are not anticipated to exceed those customary in the types of transactions involved).

      AIC has agreed to pay all expenses in connection with the registration of the Common Stock being offered hereby by the Selling Stockholders. Selling Stockholders are responsible for paying any other selling expenses, including underwriting discounts and brokers' commissions, and expenses of Selling Stockholders' counsel.

      The Selling Stockholders and any underwriter, broker or dealer who acts in connection with the sale of the Common Stock hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any compensation received by them and any profit on any resale of the Common Stock as principals may be deemed to be underwriting discounts and commissions under the Securities Act.

      The Selling Stockholders have been advised that during the time each is engaged in "distribution" (as defined under Regulation M under the Exchange Act) of the securities covered by this Prospectus, each must comply with Regulation M under the Exchange Act and pursuant thereto: (i) shall not engage in any stabilization activity in connection with AIC's securities and (ii) shall not bid for or purchase any securities of AIC or attempt to induce any person to purchase any of AIC's securities other than as permitted under the Securities Act. Any Selling Stockholders who may be "affiliated purchasers" of AIC as defined in Regulation M have been further advised that they must coordinate their sales under this Prospectus with each other and AIC for purposes of Regulation M. Each Selling Stockholder must also furnish each purchaser or broker through which Common Stock is sold copies of this Prospectus. AIC has deposited copies of this Prospectus with the NYSE pursuant to Rule 153 under the Securities Act.

      In order to comply with the securities laws of certain jurisdictions, the securities offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

                 CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of certain federal income tax considerations relating to the acquisition, holding, and disposition of the Securities. The Prospectus Supplement may contain additional information, as applicable, about certain United States federal income tax considerations relating to the particular Securities offered thereby. The discussion contained herein is based upon the Internal Revenue Code of 1986, as amended (the "Code"), regulations issued thereunder ("Treasury Regulations"), rulings and other administrative pronouncements issued by the Internal Revenue Service ("IRS"), and judicial decisions, all in effect as of the date of this Prospectus, and all of which are subject to change, possibly with retroactive effect. The summary is also based upon the assumption that the operation of each of the entities comprising the Company, as well as certain affiliated entities (including CAX) will be in accordance with its applicable organizational documents or partnership agreement. This summary is for general information only and does not purport to discuss all aspects of federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States federal income tax purposes). This summary assumes that investors will hold their Securities as "capital assets" (generally, property held for investment).

      THE FEDERAL INCOME TAX TREATMENT OF HOLDERS OF SECURITIES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, HOLDING, EXCHANGING, OR OTHERWISE DISPOSING OF SECURITIES, AND OF AIC'S ELECTION TO BE TREATED FOR FEDERAL INCOME TAX PURPOSES AS A REIT.

TAXATION OF AIC

      AIC elected to be taxed as a REIT commencing with its initial taxable year ended December 31, 1986. AIC believes that it was organized and has operated in such a manner as to qualify for taxation as a REIT, and intends to continue to operate in such a manner. No assurance can be given, however, that it was organized and has operated in such a manner as to qualify as a REIT, or that it will continue to operate in such a manner in the future.

      Tax Opinion

      Qualification and taxation as a REIT depends on AIC's ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification tests imposed upon REITs pursuant to the Code. In addition, AIC's ability to qualify as a REIT depends in part upon the operating results, organizational structure and entity classification for federal income tax purposes of certain affiliated entities, including the qualification of CAX as a REIT. See "Tax Aspects of Investments in Affiliated Entities" below. The ability of CAX to qualify as a REIT requires, among other things, that either (i) certain notes issued by a certain trust in which CAX holds an indirect equity interest (the "Trust Notes") are classified for federal income tax purposes as indebtedness, or (ii) notwithstanding any failure of the Trust Notes to be treated as indebtedness for federal income tax purposes, CAX had reasonable cause for any resultant failure to satisfy the income tests applicable to REITs. See "Requirements for Qualification - Income Tests" and "Tax Aspects of Investments in Affiliated Entities - CAX", below.

      Ernst and Young LLP has issued an opinion substantially to the effect that the Trust Notes are more likely than not to be treated as indebtedness for federal income tax purposes. Based in part upon the opinion of Ernst and Young LLP as described above, Skadden, Arps, Slate, Meagher & Flom LLP ("Counsel") has issued an opinion substantially to the effect that AIC has been organized in conformity with the requirements for qualification as a REIT, and its actual and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code with respect to its 1998 taxable year. Counsel has not rendered an opinion as to whether the Trust Notes constitute indebtedness for federal income tax purposes.

      It must be emphasized that the opinions of Counsel and of Ernst and Young LLP, as described above, are based on various assumptions relating to the organization and operation of AIC and CAX, and are conditioned upon certain representations made by the management of AIC and CAX as to certain relevant factual matters. While AIC intends to operate so that it will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the circumstances of AIC, no assurance can be given by Counsel, Ernst & Young LLP or AIC that AIC will so qualify for any particular year. The opinions are expressed as of their respective dates, and Counsel and Ernst and Young LLP have no obligation to advise holders of Securities of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. Opinions of Counsel and Ernst and Young LLP are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions. In addition, Counsel has not historically represented the Company, and its opinion does not cover taxable years ended prior to 1998.

            Taxation of REITs in General

            As indicated above, qualification and taxation as a REIT depends upon AIC's ability to meet, on a continuing basis, various qualification requirements imposed upon REITs pursuant to the Code, some of which are summarized below. While AIC intends to operate so that it qualifies as a REIT, no assurance can be given that AIC satisfies the REIT tests or will continue to do so. See "Failure to Qualify" below.

      Provided that AIC qualifies as a REIT, it will generally not be subject to federal corporate income tax on its net income that is currently distributed to its stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the shareholder level upon a distribution of dividends by the REIT. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules relating to capital gains recognized by a REIT and distributions thereof, as described below. See "Taxation of Stockholders - Taxation of Taxable Domestic Stockholders - Distributions."

      If AIC qualifies as a REIT, it may nonetheless be subject to federal tax in certain circumstances, including the following: First, AIC will generally be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains. Second, under certain circumstances, AIC may be subject to the "alternative minimum tax" on its items of tax preference. Third, if AIC has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), such income will be subject to a 100% tax. Fourth, if AIC should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on an amount equal to (a) the greater of the amount by which AIC fails the 75% or the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect AIC's profitability. Fifth, if AIC should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year (other than certain long-term capital gains that AIC elects to retain and pay the tax thereon), and (iii) any undistributed taxable income from prior periods, AIC would be subjected to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Sixth, AIC may be required to pay monetary penalties to the IRS in certain circumstances, including if it fails to meet certain record keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT's shareholders, as described below. (See "Requirements for Qualification".) Seventh, if AIC acquires assets from a corporation that was taxable pursuant to subchapter C of the Code (a "subchapter C corporation") in a transaction in which the adjusted tax basis of the assets in the hands of AIC is determined by reference to the adjusted tax basis of such assets in the hands of the subchapter C corporation, under Treasury Regulations that are yet to be issued, the subchapter C corporation would be required to recognize any net built-in gain that would have been realized if it had liquidated on the day before the date of the transfer. Pursuant to IRS Notice 88-19, however, in lieu of taxation of the transferor subchapter C corporation as described immediately above, AIC may elect to be subject to tax at the highest corporate income tax rate then applicable if it subsequently recognizes gain on the disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation. In addition, AIC could also be subject to tax in certain situations and on certain transactions not presently contemplated.

      Requirements for Qualification

      The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation but for the special Code provisions applicable to REITs; (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Code to include certain entities); and (7) which meets certain other tests described below (including with respect to the nature of its income and assets). The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. AIC's Charter provides certain restrictions regarding transfers of its shares, which provisions are intended to assist AIC in satisfying the share ownership requirements described in conditions (5) and (6) above.

      To monitor AIC's compliance with the share ownership requirements, AIC is generally required to maintain records regarding the actual ownership of its shares. To do so, AIC must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by AIC). A list of those persons failing or refusing to comply with this demand must be maintained as part of AIC's records. Failure by AIC to comply with the foregoing record keeping requirements could subject it to certain monetary penalties, but would not, effective with respect to the 1998 taxable year and thereafter, affect its qualification as a REIT. A stockholder who fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and certain other information.

      In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. AIC satisfies this requirement.

      Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets, and to earn its proportionate share of the partnership's income, for purposes of the asset and gross income tests applicable to REITs as described below. In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, AIC's proportionate share of the assets, liabilities and items of income of the partnerships and limited liability companies in which it has a direct or indirect ownership interest, including the Operating Partnership (collectively, the "Subsidiary Partnerships") will be treated as assets, liabilities and items of income of AIC for purposes of applying the REIT requirements described herein. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in "Tax Aspects of AIC's Investments in Affiliated Entities - Partnerships."

      Wholly-Owned Subsidiaries. If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as described below. A qualified REIT subsidiary is any corporation wholly owned by a REIT, or by other qualified REIT subsidiaries, or by a combination of the two. AIC has several such wholly-owned corporate subsidiaries. Similarly, a single member limited liability company owned by AIC or by the Operating Partnership would also generally be disregarded as a separate entity for federal income tax purposes.

      Income Tests. In order to maintain qualification as a REIT, AIC annually must satisfy two gross income requirements. First, at least 75% of AIC's gross income (excluding gross income from sales of inventory or dealer property in "prohibited transactions") for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property", dividends received from other REITs, and certain interest income derived from mortgage loans secured by real property), or from certain types of temporary investments. Second, at least 95% of AIC's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from some combination of such income from investments in real property, as well as other dividends, interest and gain from the sale or disposition of stock or securities.

      Rents received by AIC directly or through the Subsidiary Partnerships will qualify as "rents from real property" in satisfying the gross income requirements described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Moreover, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from which the REIT derives no revenue. However, AIC and its affiliates are permitted to directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, effective in 1998, AIC and its affiliates may provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Rental income derived from any lessee that is an entity will also qualify as rents from real property only to the extent that AIC does not directly or indirectly hold a 10% or greater interest, as measured by vote or value, in the lessee's equity.

      To the extent that a REIT derives interest income from a mortgage loan or income from the rental of real property where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee. The foregoing limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants (or subtenants), to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had it been earned by a REIT. The Company and CAX have made certain mortgage loans and entered into certain ground leases (as lessor) in reliance upon the exception described in the preceding sentence. Accordingly, the ability of AIC and CAX to treat the income derived from these arrangements as income that qualifies for purposes of the REIT gross income tests will depend, in part, upon the character of the income generated by particular borrower or lessee, which may not be within the control of AIC or CAX. As described below (see "Tax Aspects of Investments in Affiliated Entities - CAX"), the ability of AIC to qualify as a REIT will depend upon CAX's qualification as a REIT.

      AIC indirectly receives distributions from certain corporations that are not REITs or qualified REIT subsidiaries, including AICMHC and AIE ("Taxable Corporations"). Such distributions will be classified as dividend income to the extent of the earnings and profits of the distributing Taxable Corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test.

      If AIC (or CAX) fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if AIC's (or CAX's) failure to meet such tests was due to reasonable cause and not due to willful neglect, AIC (or CAX) attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. The tax opinion of Counsel as described above, relating to the qualification of AIC as a REIT, is based upon the application of these relief provisions in the event that the Trust Notes are not treated as indebtedness for federal income tax purposes. See "Taxation of AIC Tax Opinion." It is not possible to state whether AIC and CAX would be entitled to the benefit of the foregoing relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving AIC or CAX, AIC and/or CAX will not qualify as a REIT. As discussed above under "Taxation of AIC - Taxation of REITs in General," even where these relief provisions apply, a tax would be imposed upon the amount by which AIC (or CAX) fails to satisfy the particular gross income test.

      Asset Tests. AIC, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of AIC's total assets must be represented by some combination of real estate assets (including its allocable share of real estate assets held by the Subsidiary Partnerships, and stock of other corporations that qualify as REITs), certain stock or debt instruments purchased by the Company with new capital, cash, cash items, and U.S. government securities. For this purpose, real estate assets include interests in real property, and certain mortgage backed securities and mortgage loans. Second, not more than 25% of AIC's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by AIC may not exceed 5% of the value of AIC's total assets, and AIC may not own more than 10% of any one issuer's outstanding voting securities.

      AIC indirectly owns interests in certain Taxable Corporations, including AICMHC and AIE. As set forth above, the ownership of more than 10% of the voting securities of any one issuer by a REIT or the investment of more than 5% of the REIT's total assets in any one issuer's securities is prohibited by the asset tests. AIC believes that its indirect ownership interests in the Taxable Corporations qualify under these rules. However, no independent appraisals have been obtained to support AIC's conclusions as to the value of the Operating Partnership's total assets or the value of the Operating Partnership's interest in the Taxable Corporations, and these values are subject to change in the future. Accordingly, there can be no assurance that the IRS will not contend that the Operating Partnership's ownership interests in the Taxable Corporations disqualifies AIC from treatment as a REIT.

      As indicated above (see "- Wholly-Owned Subsidiaries"), a corporate subsidiary of a REIT that is a qualified REIT subsidiary is disregarded for federal income tax purposes. AIC's ownership of the voting stock of its qualified REIT subsidiaries therefore does not violate the general restriction against ownership of more than 10% of the voting securities of any issuer.

      Annual Distribution Requirements. AIC, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of AIC's "REIT taxable income" (computed without regard to the deduction for dividends paid and AIC's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before AIC timely files its tax return for such year and if paid with or before the first regular dividend payment after such declaration. To the extent that AIC distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at ordinary corporate tax rates. AIC may elect to retain, rather than distribute, its net long-term capital gains and pay tax on such gains. In such a case, AIC could elect to have its stockholders include their proportionate share of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax paid by AIC. AIC's stockholders would then increase the adjusted basis of their AIC shares by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares. To the extent that AIC has available net operating losses and capital losses carried forward from prior tax years, such losses may, in part, reduce the amount of distributions that AIC must make in order to comply with the REIT distribution requirements described in this paragraph. However, such losses generally will not affect the character, in the hands of stockholders, of any distributions that are actually made by AIC (which are generally taxable to stockholders to the extent that AIC has current or accumulated earnings and profits). See "Taxation of Stockholders - Taxation of Taxable Domestic Stockholders - Distributions".

      If AIC should fail to distribute during each calendar year (without regard to distributions made in the following tax year but prior to the filing of AIC's tax return) at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year (excluding retained long-term capital gains), and (iii) any undistributed taxable income from prior periods, AIC would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. AIC believes that it has made, and intends to make, timely distributions sufficient to satisfy this annual distribution requirement.

      It is possible that AIC, from time to time, may not have sufficient cash to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of cash (including receipt of distributions from the Operating Partnership), and (ii) the inclusion of certain items in income by AIC for federal income tax purposes. In the event that such timing differences occur, in order to meet the 95% distribution requirement, AIC may find it necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property.

      Under certain circumstances, AIC may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in AIC's deduction for dividends paid for the earlier year. In such a case, AIC may be able to avoid losing its REIT status or being taxed on amounts distributed as deficiency dividends. However, AIC will be required to pay interest and a penalty based on the amount of any such deduction taken for deficiency dividends.

      Absence of Earnings and Profits. The Code provides that when a REIT acquires a corporation that is or was a subchapter C corporation, the acquiror may qualify as a REIT only if, as of the close of the year of acquisition, it has no "earnings and profits" acquired from such subchapter C corporation. If AIC succeeds to the earnings and profits of a subchapter C corporation in connection with an acquisition of its assets or otherwise, it must distribute such earnings and profits effective on or before December 31 of the year of such acquisition. Any adjustments to the subchapter C corporation's income for taxable years ending on or before the closing of such acquisition by AIC, including as a result of an examination of its returns by the IRS, could affect the calculation of its earnings and profits and thus AIC's ability to qualify as a REIT.

      Failure to Qualify

      If AIC fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, AIC will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which AIC fails to qualify will not be deductible by AIC nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless AIC is entitled to relief under specific statutory provisions, AIC would also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances AIC would be entitled to such statutory relief.

TAX ASPECTS OF INVESTMENTS IN AFFILIATED ENTITIES

      Partnerships

      General. Substantially all of AIC's investments are held indirectly through the Operating Partnership. In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. AIC will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, AIC will include its proportionate share of assets held by the Operating Partnership and the other Subsidiary Partnerships. See "Taxation of AIC Requirements for Qualification - Ownership of Partnership Interests."

      Entity Classification. AIC's direct and indirect investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of the Subsidiary Partnerships as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If any of these entities were treated as an association for federal income tax purposes, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of AIC's assets and items of gross income would change and could preclude AIC from satisfying the REIT asset tests and/or the gross income tests (see "Taxation of AIC - Requirements for Qualification Asset Tests" and "- Income Tests"), and in turn could prevent AIC from qualifying as a REIT. See "Taxation of AIC - Failure to Qualify", above, for a discussion of the effect of AIC's failure to meet such tests for a taxable year. In addition, any change in the status of any of the Subsidiary Partnerships for tax purposes might be treated as a taxable event, in which case AIC might incur a tax liability without any related cash distributions.

      Tax Allocations with Respect to the Properties. Under the Code and the Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership has acquired its interest in certain properties by way of contributions of appreciated property (including certain of the Direct Properties), and may acquire additional properties in that manner in the future. Consequently, allocations must be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership that holds appreciated property, the Treasury Regulations provide for a similar allocation of such items to the other (i.e., non-contributing) partners. These rules apply to the contribution by AIC to the Operating Partnership of the cash proceeds received in any offerings of its stock.

      In general, certain holders of interests in the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on the sale by the Operating Partnership or other Subsidiary Partnerships of contributed properties. This will tend to eliminate the Book-Tax Difference over the life of these partnerships. However, the special allocations do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed properties in the hands of the Operating Partnership or other Subsidiary Partnerships may cause AIC to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause AIC to recognize taxable income in excess of cash proceeds, which might adversely affect AIC's ability to comply with the REIT distribution requirements. See "Taxation of AIC - Requirements for Qualification - Annual Distribution Requirements."

      With respect to any property purchased or to be purchased by any of the Subsidiary Partnerships (other than through the issuance of interests in the acquiring partnership) subsequent to the formation of AIC, such property will initially have a tax basis equal to its fair market value, and the special allocation provisions described above will not apply.

      Sale of the Properties. AIC's share of any gain realized by the Operating Partnership or any other Subsidiary Partnership on the sale of any property held as inventory or primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Taxation of AIC - Taxation of REITs in General." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends upon all of the facts and circumstances with respect to the particular transaction. The Operating Partnership and the other Subsidiary Partnerships generally intend to hold their interests in the Direct Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, operating, financing and leasing the Direct Properties, and to make such occasional sales of the Direct Properties, including peripheral land, as are consistent with AIC's investment objectives.

      Taxable Corporations

      A portion of the amounts to be used to fund distributions to stockholders of AIC is expected to come from distributions made by certain Taxable Corporations, including AICMHC and AIE, to the Operating Partnership, and interest paid by Taxable Corporations on certain notes held by the Operating Partnership. In general, Taxable Corporations pay federal, state and local income taxes on their taxable income at normal corporate rates. Any federal, state or local income taxes that the Taxable Corporations are required to pay may reduce AIC's cash flow from operating activities and its ability to make payments to holders of its Securities.

      In order for AIC to qualify as a REIT, as of the end of each calendar quarter, the value of its direct or indirect interest in any Taxable Corporation generally may not exceed 5% of the value of its total assets, and AIC may not directly or indirectly own more than 10% of the outstanding voting securities of any Taxable Corporation. See "Taxation of AIC Requirements for Qualification - Asset Tests". AIC believes that it has satisfied both the 5% and the 10% asset requirements as they relate to the Company's interests in Taxable Corporations, and AIC intends to monitor these interests so that the value of securities of any one issuer do not exceed 5% of AIC's total assets. However, no assurance can be given that the relative values of the Company's assets will not change, or that they will be accepted by the IRS.


      Wholly-Owned Corporations

      As described above (see "Taxation of AIC - Requirements for Qualification - Wholly- Owned Subsidiaries"), a corporation that is wholly-owned by a REIT and constitutes a qualified REIT subsidiary is generally disregarded for federal income tax purposes. In the event that a qualified REIT subsidiary of AIC ceases to be wholly owned, for example if any equity interest in the subsidiary is acquired by a person other than AIC or another qualified REIT subsidiary of AIC, the subsidiary could no longer be treated as a qualified REIT subsidiary. Such an event could, in turn, adversely affect AIC's ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that a REIT may not own, directly or indirectly, more than 10% of the voting securities of a Taxable Corporation. See "Taxation of AIC - Requirements for Qualification - Asset Tests" and "- Income Tests".

      CAX

      Stock of a corporation that qualifies as a REIT is treated, in the hands of a shareholder that is a REIT, as a qualifying interest in real property for purposes of the asset tests applicable to the shareholder REIT, and any dividend income derived from such stock is treated as qualifying income of the shareholder for purposes of the 95% and 75% gross income requirements described above. See "Taxation of AIC - Requirements of Qualification - Asset Tests" and "- Income Tests". AIC holds approximately 27% of the outstanding stock of CAX, a public corporation which has elected to be taxed as a REIT.

      CAX, as a separate REIT, is subject to all of the same REIT qualification requirements that apply to AIC, as described above. See "Taxation of AIC Requirements for Qualification". In the event that CAX were to fail to qualify as a REIT, or were to terminate its election to be taxed as a REIT, this would alter the composition of AIC's income and assets and would preclude AIC from qualifying as a REIT. The qualification of CAX, and hence AIC, as a REIT, depends upon either (1) the Trust Notes qualifying as indebtedness for federal income tax purposes, or (2) the availability of relief on the basis of reasonable cause in the event of any resultant failure of CAX to satisfy the gross income tests applicable to REITs. See "Taxation of AIC - Tax Opinion", and "Taxation of AIC - Requirements for Qualification - Income Tests."

TAXATION OF STOCKHOLDERS

      Taxation of Taxable Domestic Stockholders

      Distributions. Provided that AIC qualifies as a REIT, distributions made to its taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed to shareholders as long-term capital gains (to the extent that they do not exceed AIC's actual net capital gain for the taxable year), without regard to the period for which the stockholder has held its stock. A similar treatment will apply to long-term capital gains retained by AIC, to the extent that AIC elects the application of recently enacted provisions of the Code that treat stockholders of a REIT as having received, for federal income tax purposes, undistributed capital gains of the REIT, while passing through to stockholders a corresponding credit for taxes paid by the REIT on such retained capital gains. Corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

      Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares in respect of which the distributions were made, but rather, will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares in respect of which the distributions were made, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), provided that the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by AIC in October, November or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by AIC and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by AIC before the end of January of the following calendar year.

      To the extent that AIC has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that AIC must make in order to comply with the REIT distribution requirements. See "Taxation of AIC Requirements for Qualification - Annual Distribution Requirements". Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would they affect the character of any distributions that are actually made by AIC, which are generally subject to tax in the hands of stockholders to the extent that AIC has current or accumulated earnings and profits.

      Dispositions of AIC Stock. In general, under the recently enacted Internal Revenue Service Restructuring and Reform Act of 1998, capital gains recognized by individuals and other non-corporate stockholders upon the sale or disposition of shares of AIC stock will be subject to a maximum federal income tax rate of 20% if the AIC stock is held for more than 12 months, and will be taxed at ordinary income rates if the AIC stock is held for 12 months or less. Capital losses recognized by a stockholder upon the disposition of AIC stock held for more than one year at the time of disposition will be considered long-term capital losses. In addition, any loss upon a sale or exchange of shares of AIC stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions received from AIC that are required to be treated by such stockholder as long-term capital gain.

      Taxation of Foreign Stockholders

      The following is a discussion of certain anticipated United States federal income and estate tax consequences of the ownership and disposition of AIC stock applicable to Non-U.S. Holders of AIC stock. A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia, (iii) an estate whose income is includable in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of United States federal income and estate taxation.

      Ordinary Dividends. The portion of dividends received by Non-U.S. Holders payable out of AIC's earnings and profits which are not attributable to capital gains of AIC and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty). In general, Non- U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of AIC stock. In cases where the dividend income from a Non-U.S. Holder's investment in AIC stock is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a corporation).

      Non-Dividend Distributions. Unless AIC stock constitutes a United States Real Property Interest (a "USRPI"), distributions by AIC which are not dividends out of the earnings and profits of AIC will not be subject to U.S. income or withholding tax. In general, except as described below (see "Taxation of Stockholders - Taxation of Foreign Stockholders Dispositions of AIC Stock"), a USRPI includes the stock of a corporation if 50% or more of the corporation's assets, by value, at any time within a prescribed testing period, consist of certain direct or indirect interests in real property located within the United States. If it cannot be determined at the time at which a distribution is made whether or not such distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of AIC. If AIC stock constitutes a USRPI, distributions by AIC in excess of the sum of its earnings and profits plus and the stockholder's basis in its AIC stock will be taxed pursuant to the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the rate of tax (including any applicable capital gains rates) that would apply to a domestic stockholder of the same type (e.g. an individual or a corporation, as the case may be), and the collection of such tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder's share of AIC's earnings and profits.

      Capital Gain Dividends. Under FIRPTA, a distribution made by AIC to a Non-U.S. Holder, to the extent attributable to gains from dispositions of USRPIs such as the properties beneficially owned by AIC ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, AIC will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of Non-U.S. Holder that is a corporation.

      Dispositions of AIC Stock. Unless AIC stock constitutes a USRPI, a sale of such stock by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The stock will not constitute a USRPI if AIC is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders. AIC believes that it is, and it expects to continue to be, a domestically controlled REIT and, therefore, the sale of AIC stock should not be subject to taxation under FIRPTA. Because AIC's Common Stock is publicly traded, however, no assurance can be given that AIC is or will continue to be a domestically controlled REIT.

      Even if AIC does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (i) the stock is "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the NYSE, on which AIC Common Stock is listed), and (ii) the selling Non-U.S. Holder held 5% or less of AIC's outstanding stock at all times during a specified testing period.

      If gain on the sale of stock of AIC were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

      Gain from the sale of AIC stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (i) if the Non- U.S. Holder's investment in the AIC stock is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

      Estate Tax. AIC stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includable in the estate for U.S. federal estate tax purposes.

      Information Reporting Requirements and Backup Withholding

      AIC will report to its U.S. stockholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide AIC with his correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability.

      In addition, AIC may be required to withhold a portion of capital gain distributions to any Non-U.S. Holders who fail to certify their foreign status to AIC. The IRS has issued final Treasury Regulations regarding the backup withholding rules as applied to Non-U.S. Holders. Those final Treasury Regulations alter the current system of backup withholding compliance and will be effective for payments made after December 31, 1999. Prospective investors in Securities should consult their tax advisors regarding the application of these Treasury Regulations.

      Taxation of Tax-Exempt Stockholders

      Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation upon their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the IRS has ruled that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by AIC to Exempt Organizations should generally not constitute UBTI. However, if an Exempt Organization finances its acquisition of the AIC stock with debt, a portion of its income from AIC may constitute UBTI pursuant to the "debt-financed property" rules.


                          OTHER TAX CONSIDERATIONS

POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS

      The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the federal laws and interpretations thereof could adversely affect an investment in AIC. For example, a proposal issued by President Clinton on February 2, 1998, if enacted into law, may adversely affect the ability of AIC to expand the present activities of Taxable Corporations or similarly structured affiliates in which the Company holds, or may in the future hold, an interest. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax laws applicable to AIC, or an investment therein, will be changed.

STATE, LOCAL AND FOREIGN TAXES

      AIC and its stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. The Company owns properties located in a number of states and local jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. The state, local or foreign tax treatment of AIC and its stockholders may not conform to the federal income tax treatment discussed above. Consequently, prospective investors should consult their own tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in the Securities.

                    WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934 until our offering is completed.

            (i)   Annual Report on Form 10-K for the year ended December
                  31, 1997;

            (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 (as amended by Amendment No. 1 filed August 14, 1998), June 30, 1998 and September 30, 1998;
                  and

            (iii) Current Reports on Form 8-K dated January 31, 1998,
                  February 27, 1998 (as amended by Amendment No. 1 filed May 13, 1998), May 29, 1998 (as amended by Amendment No. 1 filed July 29, 1998) and July 16, 1998 (as amended by Amendment No. 1 filed September 28, 1998).

      You may request a copy of these filings, at no cost, by writing or calling us at the following address and telephone number:

            Asset Investors Corporation
            3410 South Galena Street, Suite 210
            Denver, Colorado  80231
            (303) 614-9400


                               LEGAL MATTERS

      The validity of the Securities offered hereby and the shares of Common Stock to be offered hereby by the Selling Stockholders will be passed upon for AIC and the Selling Stockholders, as applicable, by Piper & Marbury L.L.P., Baltimore, Maryland. Certain matters as to Maryland law will be passed upon for AIC by Piper& Marbury L.L.P.


                                  EXPERTS

      The consolidated financial statements and schedules of Asset Investors Corporation, and the financial statements of Commercial Assets, Inc.,in each case included in AIC's Annual Report on Form 10-K for the year ended December 31, 1997, and (i) the Statements of Excess of Revenues over Specific Operating Expenses of Salem Farm Manufactured Home Community and Mullica Woods Adult Community, in each case for the year ended December 31, 1997, included in Amendment No. 1 to AIC's Current Report on Form 8-K filed May 13, 1998; (ii) the Statements of Excess of Revenues over Specific Operating Expenses of Brentwood West Manufactured Home Community and Serendipity Manufactured Home Community, in each case for the year ended December 31, 1997, included in Amendment No. 1 to AIC's Current Report on Form 8-K filed July 29, 1998; and (iii) the Statements of Excess of Revenues over Specific Operating Expenses of the Gulfstream Harbor Manufactured Home Communities, for the year ended December 31, 1997, included in Amendment No. 1 to AIC's Current Report on Form 8-K filed September 28, 1998, have, in all cases, been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein, respectively, and incorporated herein by reference. Such consolidated and combined financial statements and Statements of Excess of Revenues over Specific Operating Expenses, respectively, are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

      Any financial statements and schedules hereafter filed by AIC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and incorporated by reference in this Prospectus that have been examined and are the subject of a report by independent accountants will be so incorporated herein by reference in reliance upon such reports given and upon the authority of such firms as experts in accounting and auditing to the extent covered by consents filed with the Commission.


                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTIONS.

      The estimated expenses, other than underwriting discounts and commissions, in connection with the offering of the Securities, are as follows:

      Registration Fee - Securities and
        Exchange Commission                           $ 66,375
      Printing and Engraving Expenses                  125,000
      Legal Fees and Expenses (other than
        Blue Sky)                                      600,000
      Accounting Fees and Expenses                     75,000
      Blue Sky Fees and Expenses (including
        fees of counsel)                               20,000
      Trustee's and registrar's fees and expenses       5,000
      NASD Transaction Fees                             6,750
      Miscellaneous                                    10,000
                                                     --------
            TOTAL                                    $908,125
                                                     ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      AIC's Charter limits the liability of AIC's directors and officers to AIC and its stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of AIC or its stockholders to obtain other relief, such as an injunction or rescission.

      The Charter and AIC's Bylaws require AIC to indemnify its directors and officers and permits AIC to indemnify certain other parties to the fullest extent permitted from time to time by Maryland law. The MGCL permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (x) was committed in bad faith or (y) was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was judged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

      AIC has entered into agreements with certain of its officers, pursuant to which AIC has agreed to indemnify such officers to the fullest extent permitted by applicable law.

      The Agreement of Limited Partnership of the Operating Partnership (the "Operating Partnership Agreement") also provides for indemnification of AIC, and any director, officer or shareholder of AIC, as set forth in the Operating Partnership Agreement.

ITEM 16.  EXHIBITS.

 **1.1   Form of Underwriting Agreement for Debt Securities.
 **1.2   Form of Underwriting Agreement for Preferred Stock.
 **1.3   Form of Underwriting Agreement for Common Stock.
 **1.4   Form of Underwriting Agreement for Warrants.
   4.1   Form of Senior Debt Securities Indenture (including form of Note).
   4.2 Form of Senior Subordinated Debt Securities Indenture (including form of Note).
   4.3   Form of Subordinated Debt Securities Indenture (including form of
         Note).
 **4.4   Form of Warrant Agreement (including form of Warrant Certificate).
 **4.5   Form of Preferred Stock Certificate.
***4.6   Specimen certificate for Common Stock.
   5.1 Opinion of Piper & Marbury L.L.P. regarding the validity of the securities offered hereby.
   8.1   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.
  12.1   Computation of ratio of earnings to fixed charges.
  23.1   Consent of Ernst & Young LLP.
  23.2   Consent of Skadden, Arps, Slate, Meagher &
         Flom LLP (included in their opinion filed as Exhibit 8.1).
  23.3 Consent of Piper & Marbury L.L.P. (included in their opinion filed as Exhibit 5.1).
    24   Power of Attorney (included on page II-5).
**25.1 Statement of Eligibility and Qualification of Trustee under the Senior Debt Securities Indenture.
**25.2 Statement of Eligibility and Qualification of Trustee under the Senior Subordinated Debt Securities Indenture.
**25.3 Statement of Eligibility and Qualification of Trustee under the Subordinated Debt Securities Indenture.

---------------
*     Filed previously.
** To be filed by amendment or incorporated by reference prior to the offering of Securities.
*** Incorporated by reference from AIC's Annual Report on Form 10-K filed on December 31, 1988.


ITEM 17.  UNDERTAKINGS.

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events
            arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to
            the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)
            (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b) (2) of the Trust Indenture Act.


                             POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints Terry Considine and David M. Becker his or her true and lawful attorney-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



                                 SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 31st day of December, 1998.

                                 ASSET INVESTORS CORPORATION




                                 By:   /s/ David M. Becker
                                    ----------------------------------
                                    Name: David M. Becker
                                    Title:Chief Financial Officer
                                          and Secretary


      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.



        SIGNATURE                     TITLE                     DATE

/s/ Terry Considine       Chairman of the Board of        December 31, 1998
----------------------    Directors and Chief Executive
Terry Considine           Officer

/s/ Thomas L. Rhodes      Vice Chairman of the Board of   December 31, 1998
----------------------    Directors
Thomas L. Rhodes

/s/ Bruce E. Moore        President, Chief Operating      December 31, 1998
----------------------    Officer and Director
Bruce E. Moore

/s/ David M. Becker       Chief Financial Officer and     December 31, 1998
----------------------           Secretary
David M. Becker

/s/ Elliot H. Kline       Director                        December 31, 1998
----------------------
Elliot H. Kline

/s/ Richard L. Robinson
-----------------------   Director                        December 31, 1998
Richard L. Robinson

/s/ Tim Shultz
----------------------    Director                        December 31, 1998
Tim Shultz

/s/ Bruce D. Benson       Director                        December 31, 1998
---------------------
Bruce D. Benson

/s/ William J. White
-----------------------   Director                        December 31, 1998
William J. White